SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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☑ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2006

   Notice is hereby given that the Annual Meeting of Shareholders of The Progressive Corporation will be held at 6671 Beta Drive, Mayfield Village, Ohio, on Friday, April 21, 2006, at 10:00 a.m., Cleveland time, for the following purposes:

1.	To elect four directors;

2.	To approve an amendment to the Company’s Amended Articles of Incorporation to increase the number of authorized Common Shares from 600,000,000 to 900,000,000;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006; and

4.	To transact such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on February 22, 2006, will be entitled to notice of and to vote at said meeting or any adjournment thereof.

   By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March      , 2006

   Shareholders who do not expect to attend the meeting in person are urged to date and sign the enclosed proxy and return it in the enclosed postage-paid envelope.

The Progressive Corporation

Proxy Statement

Table of Contents

Page

Item 1: Election of Directors	1
Nominees for Election at the Annual Meeting	2
Directors Whose Terms will Continue after the Annual Meeting	3
Other Board of Directors Information	5
Board of Directors Independence Standards and Determinations	5
Meetings of the Board of Directors and Attendance	7
Meetings of Non-Management Directors	7
Board Committees	7
Executive Committee	7
Audit Committee	7
Audit Committee Financial Expert	8
Effectiveness of Mr. Philip A. Laskawy	8
Investment and Capital Committee	9
Compensation Committee	9
Nominating and Governance Committee	9
Shareholder-Proposed Candidate Procedures	9
Communications with the Board of Directors	11
Certain Relationships and Related Transactions	12
Compensation Committee Interlocks and Insider Participation	13
Report of the Audit Committee	14
Security Ownership of Certain Beneficial Owners and Management	15
Security Ownership of Certain Beneficial Owners	15
Security Ownership of Management	16
Securities Authorized for Issuance under Equity Compensation Plans	17
Section 16(a) Beneficial Ownership Reporting Compliance	18
Executive Compensation	19
Summary Compensation Table	19
Restricted Stock Awards Granted, Dividends Paid and Aggregate Number and Value of Holdings at Year-End	20
2006 Annual Compensation Table	20
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	21
Pension Plans	21
Separation Plans and Agreements	21
Directors’ Fees and Plans	24
Compensation Committee Report	27
Performance Graph	38
Item 2: Proposal to approve an amendment to the Company’s Amended Articles of Incorporation to increase the number of authorized common shares from 600,000,000 to 900,000,000	39
Item 3: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006	45
Other Independent Registered Public Accounting Firm Information	45
Approval of Audit and Non-Audit Services	45
Independent Registered Public Accounting Firm Fees	45
Shareholder Proposals	46
Shareholder Vote Tabulation	46
Householding	46
Other Matters	47
Charitable Contributions	47
Proxy Solicitation	47
Available Information	48
Exhibit A – Article FOURTH of the Amended Articles of Incorporation, as proposed	A-1

i

THE PROGRESSIVE CORPORATION

PROXY STATEMENT

    This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The Progressive Corporation, an Ohio corporation (“Company”), to be held at 10:00 a.m., Cleveland time, on Friday, April 21, 2006, at 6671 Beta Drive, Mayfield Village, Ohio 44143, and at any adjournment thereof. This statement, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2005, which is attached hereto as an Appendix, and the accompanying proxy will be sent to shareholders on or about March 6, 2006.

   The close of business on February 22, 2006, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding                                  Common Shares, each of which will be entitled to one vote.

ITEM 1: ELECTION OF DIRECTORS

    The Company’s Code of Regulations provides that the number of directors shall be fixed at no fewer than five or more than twelve. The number of directors has been fixed at twelve and there are currently eleven directors on the Board. The Code of Regulations provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually. At the Annual Meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the four nominees named below, each to serve for a three-year term and until his or her successor is duly elected and qualified. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

   Based upon a recommendation from the Nominating and Governance Committee, the Board has nominated the four nominees named below for reelection to the Board. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the four nominees named in this proxy statement. No shareholder nominations for the election of directors have been received within the time period required by Section 13 of Article II of the Company’s Code of Regulations or pursuant to the Company’s Shareholder-Proposed Candidate Procedures discussed below.

   If written notice is given by any shareholder to the President, a Vice President or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made at such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute such number of votes among two or more nominees, as he or she sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the four nominees named below as possible.

   Pursuant to the Company’s Corporate Governance Guidelines, if a nominee for director receives less than a majority of the votes cast in an uncontested election, although the nominee is elected as a director under Ohio law, he or she is expected to tender his or her resignation to the Board. The Nominating and Governance Committee will consider the resignation offer and recommend to the Board whether to accept or reject it. The

Board will then make the final decision whether to accept or reject the tendered resignation based on all the facts and circumstances then presented.

   The Board currently has one vacancy. Under the Code of Regulations, the Board has the right to elect a new director to fill such a vacancy, but the new director so elected would serve a term that expires on the date of the next shareholders meeting at which directors are to be elected. Class assignments would be made so that the directors are distributed among the several classes as nearly equally as possible. No decision has been made to fill the vacancy, nor has the Nominating and Governance Committee recommended, or the Board selected, any candidates to fill the vacancy.

   The following information is set forth with respect to each person nominated for election as a director and for those directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years. Each such nominee is currently a director of the Company.

Nominees for Election at the Annual Meeting

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Stephen R. Hardis (1), Age 70 Lead Director, Axcelis Technologies, Inc., Beverly, Massachusetts (semiconductor equipment manufacturing) since May 2005; Chairman of the Board, Axcelis Technologies, Inc. prior to May 2005	1988	2009

Philip A. Laskawy (2), Age 64 Retired since September 2001; Chairman and Chief Executive Officer, Ernst & Young LLP, New York, New York (professional services) prior to September 2001	2001	2009

Norman S. Matthews (3), Age 73 Consultant, New York, New York	1981	2009

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Bradley T. Sheares, Ph.D. (4), Age 49 President, U.S. Human Health Division of Merck & Co., Inc., Whitehouse Station, New Jersey (pharmaceutical products and services) since March 2001; Vice President, Hospital Marketing and Sales, U.S. Human Health Division of Merck & Co., Inc. prior to March 2001	2003	2009

Directors Whose Terms Will Continue after the Annual Meeting

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Peter B. Lewis, Age 72 Non-Executive Chairman of the Board of the Company since March 2003; Executive Chairman of the Board prior to March 2003	1965	2007

Patrick H. Nettles, Ph.D. (5), Age 62 Executive Chairman of the Board of Directors, Ciena Corporation, Linthicum, Maryland (telecommunications) since May 2001; Chief Executive Officer of Ciena prior to May 2001; Chairman of the Board of Ciena from October 2000 to May 2001	2004	2007

Glenn M. Renwick (6), Age 50 President and Chief Executive Officer of the Company; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company prior to March 2004	1999	2007

Donald B. Shackelford (7), Age 73 Chairman of the Board, Fifth Third Bank, Central Ohio (successor to State Savings Bank), Columbus, Ohio (commercial bank)	1976	2007

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Charles A. Davis (8), Age 57 Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (global private equity firm) since June 2005; Chairman and Chief Executive Officer, MMC Capital, Inc., New York, New York (global private equity firm) prior to June 2005; Vice Chairman, Marsh & McLennan Companies, Inc., New York, New York (financial services) prior to December 2004	1996	2008

Bernadine P. Healy, M.D. (9), Age 61 Medical & Science Columnist, U.S. News & World Report, Washington, D.C. (publishing) since September 2002; President and Chief Executive Officer, American Red Cross, Washington, D.C. (emergency services) prior to December 2001	2002	2008

Jeffrey D. Kelly, Age 52 Chief Financial Officer, National City Corporation (“NCC”), Cleveland, Ohio (commercial banking); Vice Chairman of NCC since December 2004; Executive Vice President of NCC prior to December 2004	2000	2008

(1)	Mr. Hardis is also a director of Nordson Corporation, Lexmark International, Inc., American Greetings Corporation, STERIS Corporation and Marsh & McLennan Companies, Inc., as well as Axcelis Technologies, Inc.

(2)	Mr. Laskawy is also a director of General Motors Corporation, Loews Corporation, Henry Schein, Inc. and Cap Gemini S.A.

(3)	Mr. Matthews is also a director of Finlay Enterprises, Inc. and Henry Schein, Inc.

(4)	Dr. Sheares is also a director of Honeywell International, Inc.

(5)	Dr. Nettles is also a director of Axcelis Technologies, Inc., as well as Ciena Corporation.

(6)	Mr. Renwick is also an officer and director of other subsidiaries of the Company and a director of Fiserv, Inc.

(7)	Mr. Shackelford is also a director of Diamond Hill Investment Group, Inc.

(8)	Mr. Davis is also a director of Media General, Inc., Merchants Bancshares, Inc. and AXIS Capital Holdings Limited.

(9)	Dr. Healy is also a director of Ashland Inc., National City Corporation and Invacare Corporation.

OTHER BOARD OF DIRECTORS INFORMATION

Board of Directors Independence Standards and Determinations

   The Board of Directors has approved categorical independence standards which, if satisfied by a director, will permit a determination that such director is independent for purposes of the New York Stock Exchange (NYSE) Listing Standards. Under the Company’s standards, an individual director may be determined to be “independent” only if he or she satisfies each of the following requirements:

•	He or she is not currently an officer or employee of the Company or any of its subsidiaries, and has not been an officer or employee of the Company or any of its subsidiaries at any time during the past three (3) years. For purposes of this requirement, “officer” does not include a non-executive Chairman of the Board who is otherwise independent under these standards.

•	No member of his or her immediate family is an executive officer of the Company or has been an executive officer of the Company at any time during the past three (3) years.

•	Neither he or she, nor any member of his or her immediate family, receives, or has received during any twelve (12) month period within the past three (3) years, more than $100,000 in direct compensation from the Company or any of its subsidiaries, other than (i) retainer and meeting fees and equity grants for service as a director, and (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service). For purposes of this requirement, compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) will not be considered.

•	He or she (i) is not currently a partner or employee of a firm that is the Company’s internal or external auditor, and (ii) was not at any time within the past three (3) years a partner or employee of such a firm who personally worked on the Company’s audit during that time.

•	No member of his or her immediate family (i) is currently a partner in a firm that is the Company’s internal or external auditor, (ii) is currently an employee of such firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iii) was at any time within the past three (3) years a partner or employee of such firm and personally worked on the Company’s audit during that time. For purposes of this paragraph only, an “immediate family member” will include only a spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director.

•	Neither he or she, nor any member of his or her immediate family, is or has been at any time during the past three (3) years, employed as an executive officer of another company where any of the present executive officers of the Company at the same time serves or served on the compensation committee of such other company.

•	Neither he or she, nor any member of his or her immediate family, has a direct business or other relationship with the Company or any of its subsidiaries (as a lawyer, consultant or otherwise), other than as a director of the Company, or has had any such business or other relationship with the Company at any time during the past three (3) years. For purposes of this requirement, service by an immediate family member as an employee of the Company (other than as an executive officer) will not compromise the director’s independence.

•	Neither he or she, nor any member of his or her immediate family, is a member of or of counsel to any law firm that the Company has retained during the last fiscal year or proposes to retain during the current fiscal year.

•	Neither he or she, nor any member of his or her immediate family, is a partner or executive officer of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the last fiscal year or that the Company proposes to have perform such services during the current fiscal year.

•	He or she is not a current employee of, and no member of his or her immediate family is a current executive officer of, and neither he or she nor any member of his or her immediate family holds a one percent (1%) or greater equity interest in, any other company or organization that has, or has had at any time within the past three (3) years, a material business or other relationship with the Company or any of its subsidiaries. For purposes of this standard, a relationship will be deemed to be material if the total amount of the payments made or received by the Company or any of its subsidiaries in connection with such business or other relationship during the relevant fiscal year was, or for the current fiscal year is expected to be, more than the greater of (1) $1 million or (2) two percent (2%) of the consolidated gross revenues of such other entity.

   Contributions by the Company to a charitable or non-profit organization in which a director or his or her spouse serves as a director, trustee or executive officer or in an equivalent position will be deemed immaterial under the Company’s standards if the Company’s contributions to such organization in any calendar year do not exceed $25,000 (excluding matching gifts made by The Progressive Insurance Foundation in response to employee contributions to such organization). If the Company makes annual contributions in excess of the stated amount to any such organization, the effect, if any, on the director’s independence will be considered on a case-by-case basis.

   The materiality of any other relationships will be determined by a disinterested majority of directors on a case-by-case basis. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The ownership of even a significant amount of stock, by itself, however, is not a bar to a finding of independence.

   The Board of Directors has considered the independence of each of the directors under the foregoing standards and, based on such considerations and the recommendations of the Nominating and Governance Committee of the Board of Directors, and after due inquiry into the facts and circumstances of each director’s relationships with the Company (if any), has determined that each of the following directors (i) satisfies the Company’s independence standards as described above, (ii) has no relationship with the Company or its subsidiaries or with any charitable organization that received a contribution from the Company, which would require an individual determination as to such director’s independence, and (iii) is independent under the applicable NYSE Listing Standards:

Charles A. Davis
Stephen R. Hardis
Bernadine P. Healy, M.D.
Jeffrey D. Kelly
Philip A. Laskawy
Norman S. Matthews
Patrick H. Nettles, Ph.D.
Donald B. Shackelford
Bradley T. Sheares, Ph.D.

   Mr. Peter B. Lewis, the Company’s Chairman of the Board, terminated his employment with the Company in February 2003, and the Board has not yet considered his independence under NYSE Listing Standards or the Company’s categorical standards. Mr. Glenn M. Renwick is not independent by virtue of his position as the Company’s current President and Chief Executive Officer.

Meetings of the Board of Directors and Attendance

   Six meetings of the Board of Directors were held during 2005.

   Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s Annual Meeting of Shareholders. Normally, a meeting of the Board will be scheduled to coincide with the Annual Meeting of Shareholders. The Company’s 2005 Annual Meeting of Shareholders was attended by all 11 of the Company’s current directors. A full copy of the Company’s Corporate Governance Guidelines can be found on the Company’s Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

   All 11 current directors were on the Board throughout 2005. Nine of them attended 100% of 2005 meetings of the Board and the Committees on which they served. One director missed one Board meeting and one Committee meeting; another director missed one Committee meeting and two regularly scheduled Committee conference calls. All directors attended more than seventy-five percent (75%) of their scheduled meetings.

Meetings of the Non-Management Directors

   Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet in executive session at least quarterly. The Chairman of the Board, provided that he or she is not an executive officer of the Company, presides at these meetings. In the event that a non-executive Chairman is not available to lead these meetings, the presiding director would be chosen by the non-management directors. In 2005, the non-management directors met in executive session five times. Mr. Peter B. Lewis, the non-executive Chairman of the Board, presided at each of those meetings.

   In addition, if there is at least one director among the non-management directors who does not meet the criteria for independence required by the NYSE, the independent non-management directors should meet in executive session at least once annually. The independent non-management directors met in executive session in February 2006.

Board Committees

   The Board has named an Executive Committee, an Audit Committee, an Investment and Capital Committee, a Compensation Committee, and a Nominating and Governance Committee, as described below. The complete written charters for each of the Committees can be found on the Company’s Web site at progressive.com/ governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

Executive Committee

   Messrs. Hardis, Kelly, Lewis (Chairman) and Renwick are the current members of the Board’s Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees. During 2005, the Executive Committee did not meet, but adopted resolutions by written action pursuant to Ohio corporation law on six occasions.

Audit Committee

   Mr. Laskawy (Chairman) and Drs. Nettles and Sheares are the current members of the Board’s Audit Committee, which assures that the organizational structure, policies, controls and systems are in place to monitor performance. The Audit Committee monitors the integrity of the Company’s financial statements, the Company’s financial reporting processes and internal control over financial reporting, compliance by the

Company with legal and regulatory requirements and the public release of financial information. The Committee also is responsible for confirming the independence of, and for the appointment, compensation, retention and oversight of the work of, the Company’s independent accountant. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee has no relationship to the Company that may interfere with the exercise of his independence from management and the Company, and is independent as defined in the applicable Securities and Exchange Commission (“SEC”) rules and NYSE Listing Standards. During 2005, the Audit Committee met in person four times and participated in four conference calls to review the Company’s financial and operating results.

   Audit Committee Financial Expert. The Board of Directors has determined that Mr. Philip A. Laskawy, the Chairman of the Audit Committee, is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that he has accounting or related financial management expertise, as required by the NYSE Listing Standards. Mr. Laskawy is a former Chairman and CEO of Ernst & Young LLP, and is a member or chairman of the audit committees of four other public companies.

   The Board has determined that through appropriate education and experience, Mr. Laskawy has demonstrated that he possesses the following attributes:

•	An understanding of accounting principles generally accepted in the United States of America and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal control over financial reporting; and

•	An understanding of audit committee functions.

   Effectiveness of Mr. Philip A. Laskawy. The Board of Directors does not have a policy limiting the number of public company audit committees on which a director may serve. Mr. Philip A. Laskawy, the Chairman of the Audit Committee, also serves on the audit committees of four other public companies. The Board has determined, however, that Mr. Laskawy’s simultaneous service on multiple audit committees does not impair Mr. Laskawy’s ability to serve effectively on the Company’s Audit Committee. Among other factors, the Board considered that, since he was appointed as Chairman of the Audit Committee in April 2003, Mr. Laskawy has: participated in the planning of Committee meetings; actively led the Committee’s meetings in a professional and efficient manner, asking insightful questions, covering all agenda items and reporting effectively to the Board; consulted frequently with the Company’s inside and outside auditors regarding accounting and financial reporting matters, including the Company’s compliance with internal control review and reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC regulations; and helped lead the Company’s compliance with other provisions of the Sarbanes-Oxley Act, SEC regulations and NYSE Listing Standards and the periodic review and updating of the Committee’s Charter. The Board believes that Mr. Laskawy’s participation on the audit committees of four other public companies enhanced, and likely will continue to enhance, his knowledge and understanding of the responsibilities and functioning of audit committees in general, the issues faced by such committees and various approaches to accounting, financial reporting, internal control, compliance and corporate governance matters. The Board determined that Mr. Laskawy’s professional, energetic and thorough approach to the Chairman’s duties, as well as the auditing, accounting and financial reporting experience that he possesses, are significant benefits to the Committee and to the Company.

Investment and Capital Committee

   Messrs. Hardis, Kelly (Chairman) and Shackelford are the current members of the Board’s Investment and Capital Committee, which monitors and advises the Company on its investment and capital management policies. During 2005, the Investment and Capital Committee met four times.

Compensation Committee

   Messrs. Davis (Chairman) and Matthews and Dr. Healy are the current members of the Board’s Compensation Committee, which reviews and approves the Company’s equity and other compensation plans and awards made thereunder and monitors the operation of the Company’s compensation programs, including the various cash and stock incentive programs in which directors, executive officers and/or employees of the Company participate. The Compensation Committee approves the compensation of the CEO and other executive officers, including the formulae and the performance criteria and objectives for determining the incentive compensation that may be earned by such executives under those plans. The Board has determined that each of the members of the Committee is independent under applicable NYSE Listing Standards. During 2005, the Compensation Committee met five times and adopted resolutions by written action pursuant to Ohio corporation law on five occasions.

Nominating and Governance Committee

   Messrs. Davis, Hardis and Matthews (Chairman) are the current members of the Board’s Nominating and Governance Committee and have been determined by the Board to be independent as defined in the applicable NYSE Listing Standards. The Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such possible nominees, and corporate governance issues.

   The Committee continued to work with an executive search firm during 2005 to assist in identifying and evaluating potential nominees for director. The search firm was retained in 2004 to identify and narrow the pool of potential nominees, to investigate potential nominees’ willingness to serve and otherwise to investigate and make recommendations to the Committee on the talents, background or other factors entering into the Committee’s consideration of potential nominees.

   The Committee also regularly reviews the Company’s Corporate Governance Guidelines and related matters to ensure that they continue to correspond to the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from Board members or management. During 2005 and early 2006, the Committee recommended, and the Board approved, the following significant changes to the Corporate Governance Guidelines: limitations on the number of outside board positions that directors may hold; minimum stock ownership guidelines for directors; and a majority withheld votes policy for directors.

   During 2005, the Nominating and Governance Committee met four times. The Committee regularly reviewed the qualifications of potential candidates for the Board. In addition, the Committee recommended the four nominees named above, each of whom is currently a director, for reelection to the Board.

   Shareholder-Proposed Candidate Procedures. Pursuant to the Nominating and Governance Committee’s Charter, the Board has adopted a policy of considering director candidates who are recommended by shareholders of the Company. In addition, the Committee has adopted Procedures for Shareholders to Propose Candidates for Directors (the “Shareholder-Proposed Candidate Procedures” or “Procedures”).

   Any shareholder desiring to propose a candidate for election to the Board under these Procedures may do so by mailing to the Company’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by the Shareholder-Proposed Candidate Procedures, which can be found in the complete text of the Procedures on the Company’s Web site at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address:

Charles E. Jarrett, Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143

   Upon receipt, the Secretary will forward to the Committee the notice and the other information provided.

   The nominating shareholder may also include any additional information that the shareholder believes is relevant to the Committee’s consideration of the candidate. If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee, in its discretion, may reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee may further limit each shareholder to one (1) proposed candidate in any calendar year and may refuse to consider any additional candidate(s) proposed by such shareholder or its affiliates during the calendar year.

   Shareholders may propose candidates to the Committee pursuant to the Shareholder-Proposed Candidate Procedures at any time. However, to be considered by the Committee in connection with the Company’s next Annual Meeting of Shareholders (held in April of each year), the Secretary must receive the shareholder’s proposal and the information required above on or before November 30th of the year immediately preceding such Annual Meeting.

   It is the policy of the Committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the Shareholder-Proposed Candidate Procedures on the same basis as candidates that are suggested by the Company’s Board members, executive officers or other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates that are likely to be deemed independent from the Company under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of the Company’s Common Shares that have been owned for more than 2 years).

   In considering director nominations, the Committee will consider: the current composition of the Board and how it functions as a group; the talents, personalities, strengths and any weaknesses of current Board members; the value of contributions made by individual Board members; the need for a person with specific skills, experiences or background to be added to the Board; any available or anticipated vacancies due to retirement or other reasons; and other factors which may enter into the nomination decision. Upon the expiration of a director’s term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee’s judgment, the director has made and is likely to continue to make a significant contribution to the Board and the Company.

   When considering an individual candidate’s suitability for the Board, the Committee will evaluate each individual on a case-by-case basis. The Committee does not prescribe minimum qualifications or standards for directors, but instead looks for directors who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s Charter — integrity, judgment, commitment, preparation, participation and contribution. In addition, the Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, professional or other career and the skills and talents which the candidate would be expected to add to the Board. The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. Such background inquiries may also be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of such candidate and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

   The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by the Company, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

   These Shareholder-Proposed Candidate Procedures are in addition to any rights that a shareholder may have under the Company’s Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for the Company’s Board.

Communications with the Board of Directors

   The Board of Directors has adopted procedures for security holders to send written communications to the Board as a group. Such communications must be clearly addressed to the Board of Directors and sent to any of the following, at the election of the security holder:

Peter B. Lewis
Chairman of the Board
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: peter lewis@progressive.com

Philip A. Laskawy
Chairman of the Audit Committee
The Progressive Corporation
c/o Ernst & Young
5 Times Square
New York, New York 10036
E-mail: philip laskawy@progressive.com

Charles E. Jarrett
Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: chuck jarrett@progressive.com

   In addition, interested parties may contact the non-management directors as a group by sending a written communication to any of the above-named individuals. Such communication must be clearly addressed to the non-management directors.

   Communications so received will be forwarded by the recipient to the full Board of Directors or to the non-management directors, as appropriate.

Certain Relationships and Related Transactions

   The following discussion sets forth certain relationships and transactions known by management to involve the Company or its subsidiaries and entities as to which one or more of the Company’s directors or executive officers is a substantial owner, director or executive officer. In each case, these transactions have been disclosed to the Board of Directors, and the Board has approved the transaction or, in the case of ongoing relationships that are presented to the Board, permitted the continuation or renewal of the relationship.

   Mr. Jeffrey D. Kelly, a director of the Company, is also the Vice Chairman and Chief Financial Officer of National City Corporation, the parent company of National City Bank (“NCB”). Dr. Bernadine P. Healy, a director of the Company, is also a director of National City Corporation. In January 2005, the Company elected not to renew the $10 million revolving credit arrangement with NCB. The Company paid no commitment fees in 2005 and had no borrowings under this line of credit prior to nonrenewal.

   NCB is also the Transfer Agent and Registrar of the Company’s Common Shares and received fees for 2005 of $89,018 for such services. Additionally, the Company uses NCB for commercial banking services and paid $1,182,357 in service charges during 2005. In each case, these charges represented the bank’s customary rates.

   During 2005, the Company entered into an uncommitted line of credit with NCB in the principal amount of $125 million, replacing a prior credit facility with NCB for $100 million. The Company incurs no commitment fees for these arrangements, and no borrowings were outstanding under either line of credit at any time during 2005. In addition, during 2005, a subsidiary of the Company deposited an additional $25 million with NCB, bringing the total amount on deposit to $125 million. These funds are invested in interest-bearing securities approved by the Company. This line of credit and the deposit are components of the Company’s cash contingency arrangement to ensure the availability of those funds in the event of certain emergencies affecting capital markets and banking operations.

   During 2005, the Company established a $37 million trust on behalf of the policyholders of a nonconsolidated affiliate of the Company, with NCB as trustee, in order to maintain the A.M. Best rating of the nonconsolidated affiliate. The Company incurs an annual trustee fee of $15,000 in connection with this trust, which represents the bank’s customary rates.

   Mr. Stephen R. Hardis, a director of the Company, is also a director of Marsh & McLennan Companies, Inc. (“Marsh”). The Company pays commissions to various subsidiaries of Marsh for brokerage services in the ordinary course of the Company’s auto and non-auto insurance businesses, at customary rates for the services rendered. During 2005, the Company paid $2,236,083 for these services (including $345,000 of contingent commissions attributable to policies written in 2004). No contingent commissions will be paid to Marsh in connection with policies written in 2005.

   During 2005, the Company paid $9,411 to a division of Mercer Management Consulting, Inc. (“Mercer”), a subsidiary of Marsh, for compensation and benefits surveys in 2005. The fees paid to Mercer were customary rates for the products purchased or services rendered.

   Mr. Charles A. Davis, a director of the Company, along with Mr. W. Thomas Forrester, a named executive officer of the Company, serve as directors of AXIS Capital Holdings Limited (“AXIS”). During 2005, AXIS reinsured part of the Company’s outstanding risks under its directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. AXIS provides reinsurance coverage of $4.9 million on policy limits of $15 million, for losses incurred in excess of the first $1 million. AXIS is one of several companies that the Company uses to reinsure this non-auto line of business. During 2005, the Company ceded $4,077,727 in premiums to AXIS for this coverage. At December 31, 2005, the Company had $1,662,569 of reinsurance recoverables on unpaid losses under this arrangement. The terms of this reinsurance arrangement are consistent with those between the Company and other reinsurers.

   Mr. Davis is also a director of Merchants Bancshares, Inc. (“Merchants”). The Company provided various director and officer insurance products to Merchants’ banking affiliates on policies written in prior years. During 2005, however, Merchants cancelled the policies without any additional premiums being paid.

   Mr. Philip A. Laskawy, a director of the Company, is also a director of Cap Gemini S.A., a French public company. In 2005, the Company paid $314,312 to Cap Gemini S.A., for information technology consulting fees.

   Mr. Glenn M. Renwick, President, Chief Executive Officer and a director of the Company, is also a director of Fiserv, Inc. The Company paid $29,954 to Fiserv, Inc., for comparative rating software during 2005.

   Mr. Forrester’s son was hired by the Company in July 2005 as a product manager. During 2005, he received total cash compensation of approximately $70,000 and an equity grant of 183 restricted shares valued at $104.64 per share. The restricted shares will vest in equal installments on January 1, 2008, 2009 and 2010. Mr. Hardis’s son-in-law also worked for the Company in 2005 in the information technology area and earned total cash compensation of approximately $113,000.

Compensation Committee Interlocks and Insider Participation

   Messrs. Davis and Matthews and Dr. Healy served as members of the Company’s Compensation Committee during 2005. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

    The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

   The Audit Committee of the Board of Directors (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2005, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

   The Committee has discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm their independence from management and the Company.

   The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. During 2005, the Committee held four meetings, and participated in four conference calls to review the Company’s financial and operating results. Also, during 2005, the Committee reassessed the adequacy of the Audit Committee’s Charter and recommended that the Charter, as approved by the Board in December 2004, remain in effect through 2006. A copy of the Charter, as so approved, is included as Appendix A to the Company’s Proxy Statement dated March 7, 2005 relating to the Company’s 2005 Annual Meeting of Shareholders and is available on the Company’s Web site at progressive.com/governance.

   Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee has selected and retained PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company and its subsidiaries for 2006. Shareholders will be given the opportunity to express their opinion on ratification of this selection at the 2006 Annual Meeting of Shareholders.

AUDIT COMMITTEE

Philip A. Laskawy, Chairman
Patrick H. Nettles, Ph.D.
Bradley T. Sheares, Ph.D.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

    Security Ownership of Certain Beneficial Owners. The following information is set forth with respect to persons known to management to be the beneficial owners, as of December 31, 2005, or other date indicated below, of more than 5% of the Company’s Common Shares, $1.00 par value:

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership(1)	of Class

Ruane, Cunniff & Goldfarb Inc.	25,703,858(2)	13.0%
767 Fifth Avenue New York, New York 10153-4798
The TCW Group, Inc.	25,013,643(3)	12.7%
865 South Figueroa Street Los Angeles, California 90017
Davis Selected Advisers, L.P.	19,893,285(4)	10.1%
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706
Peter B. Lewis	13,269,024(5)	6.7%
6300 Wilson Mills Road Mayfield Village, Ohio 44143

(1)	Except as otherwise indicated, the persons listed as beneficial owners of the Common Shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

(2)	The Common Shares are held in investment accounts maintained with Ruane, Cunniff & Goldfarb, Inc. as of December 31, 2005, and it disclaims any beneficial interest in such shares. Ruane, Cunniff & Goldfarb, Inc. has advised that it has sole voting power as to 10,922,166 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares.

(3)	The Common Shares are held in investment accounts maintained with The TCW Group, Inc. as of December 31, 2005, and it disclaims any beneficial interest in such shares. The TCW Group, Inc. has advised that it has shared voting power as to 22,623,471 of these shares, no voting power as to the balance of these shares, and shared investment power as to all of these shares.

(4)	The Common Shares are held in investment accounts maintained with Davis Selected Advisers, L.P. as of December 31, 2005, and it disclaims any beneficial interest in such shares. Mr. Charles A. Davis, a director of the Company, has no affiliation with Davis Selected Advisers, L.P.

(5)	Includes 49,760 Common Shares held for Mr. Lewis by a trustee under the Company’s Retirement Security Program, 544,944 Common Shares subject to currently exercisable stock options and 2,283 restricted Common Shares granted to Mr. Lewis in his capacity as Chairman of the Board. Also includes 225,994 shares held by two charitable corporations which Mr. Lewis controls, but as to which he has no pecuniary interest.

   Security Ownership of Management. The following information is set forth with respect to the Company’s Common Shares beneficially owned as of December 31, 2005 (including stock options exercisable within 60 days thereafter), by all directors and nominees for election as directors of the Company, each of the named executive officers (as identified on page 19) and by all directors and all individuals who were executive officers of the Company on December 31, 2005, as a group:

		Common Shares	Other
	Common Shares	Subject to	Common	Total			Units	Total Interest
	Subject to	Currently	Shares	Common Shares			Equivalent to	in Common
	Restricted Stock	Exercisable	Beneficially	Beneficially		Percent of	Common	Shares and
Name	Awards(1)	Options(2)	Owned(3)	Owned		Class(4)	Shares(5)	Unit Equivalents

Alan R. Bauer	24,709	164,631	45,733	235,073	(6)	*	N/ A	235,073
Charles A. Davis	1,142	28,767	31,450	61,359		*	4,433	65,792
W. Thomas Forrester	31,400	267,147	72,842	371,389	(7)	*	N/ A	371,389
Stephen R. Hardis	1,142	28,767	38,289	68,198		*	32,825	101,023
Bernadine P. Healy, M.D.	1,142	N/ A	8,563	9,705		*	828	10,533
Jeffrey D. Kelly	1,142	14,919	11,563	27,624		*	3,366	30,990
Philip A. Laskawy	1,142	2,619	4,450	8,211	(8)	*	3,517	11,728
Peter B. Lewis	2,283	544,944	12,721,797	13,269,024	(9)	6.7%	N/ A	13,269,024
Norman S. Matthews	1,142	34,767	41,053	76,962		*	6,187	83,149
Patrick H. Nettles, Ph.D.	1,142	N/ A	0	1,142		*	160	1,302
Brian J. Passell	24,475	179,766	4,819	209,060		*	N/ A	209,060
Glenn M. Renwick	206,597	529,026	260,541	996,164	(10)	*	N/ A	996,164
Donald B. Shackelford	1,142	34,767	174,008	209,917	(11)	*	5,769	215,686
Bradley T. Sheares, Ph.D.	1,142	N/ A	0	1,142		*	1,397	2,539
Robert T. Williams	27,730	193,935	39,209	260,874	(12)	*	N/ A	260,874
All 22 Executive Officers and Directors as a Group	431,085	2,330,532	13,546,112	16,307,729	(13)	8.2%	58,482	16,366,211

*	Less than 1% of the outstanding Common Shares of the Company.

      N/A = not applicable

(1)	Includes Common Shares held for executive officers and directors pursuant to restricted stock awards issued under various incentive plans maintained by the Company. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)	Includes stock options exercisable within 60 days of December 31, 2005, issued under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)	Includes, among other shares, Common Shares held for executive officers or their spouses under The Progressive Retirement Security Program. Unless otherwise indicated below, beneficial ownership of the Common Shares reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

(4)	Percentage based solely on “Total Common Shares Beneficially Owned.”

(5)	Each director of the Company who is not an employee of the Company (other than Mr. Peter B. Lewis) participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”) (see page 25 for a description of the Directors Deferral Plan). Pursuant to the Directors Deferral Plan, all retainer fees and, if so elected by the director, meeting fees are deferred pursuant to the plan and converted into units that are equivalent in value and dividend rights to the Company’s Common Shares.

      In addition, each non-employee director has the right to defer the receipt of restricted stock awards under The Progressive Corporation Directors Restricted Stock Deferral Plan (the “Directors Equity Deferral Plan”) (see description of the Directors Equity Deferral Plan beginning on page 26). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value and dividend rights to the Company’s Common Shares.

      The equivalent units disclosed are in addition to the Company’s Common Shares beneficially owned, and the director has neither voting nor investment power as to these units.

(6)	Includes 5,870 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Bauer has sole investment power but no voting power.

(7)	Includes 8,013 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Forrester has sole investment power but no voting power and 27,000 Common Shares held by Mr. Forrester as trustee for three trusts established for the benefit of his children.

(8)	Includes 3,000 Common Shares owned by Mr. Laskawy’s wife, as to which shares he disclaims any beneficial interest.

(9)	See footnote 5 on page 15.

(10)	Includes 65,820 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Renwick has sole investment power but no voting power.

(11)	Includes 20,493 Common Shares held by Mr. Shackelford as trustee of a trust established for the benefit of his daughter.

(12)	Includes 22,004 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Williams has sole investment power but no voting power.

(13)	Includes 9,393 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan for executive officers other than the named executive officers, as to which shares the applicable executive officers have sole investment power but no voting power.

   Securities Authorized for Issuance under Equity Compensation Plans. The following information is set forth with respect to the equity compensation plans maintained by the Company and is reported as of December 31, 2005.

EQUITY COMPENSATION PLAN INFORMATION

				Number of
	Number of		Cumulative	Securities
	Securities to be		Number of	Remaining Available
	Issued upon	Weighted-Average	Securities	for Future Issuance
	Exercise of	Exercise Price of	Awarded as	Under Equity
Plan Category	Outstanding Options	Outstanding Options	Restricted Stock	Compensation Plans

Equity compensation plans approved by security holders:
Employee Plans:
2003 Incentive Plan	—	—	1,183,546	3,816,454
1995 Incentive Plan(1)	4,681,480	$34.27	347,856	—
1989 Incentive Plan(1)	223,889	23.11	—	—

Subtotal Employee Plans	4,905,369	33.76	1,531,402	3,816,454

Director Plans:
2003 Directors Equity Incentive Plan	—	—	40,905	309,095
1998 Directors’ Stock Option Plan	170,277	36.12	—	406,956
1990 Directors’ Stock Option Plan(1)	48,000	21.06	—	—

Subtotal Director Plans	218,277	32.81	40,905	716,051

Equity compensation plans not approved by security holders:
None	—	—	—	—

Total	5,123,646	$33.72	1,572,307	4,532,505

(1)	This plan is expired and no further awards may be made thereunder.

   Section 16(a) Beneficial Ownership Reporting Compliance. On July 6, 2005, Mr. Charles A. Davis, a director of the Company, received a distribution from the Company of the cash equivalent of 366.0016 phantom stock units (which are valued on a 1-to-1 basis with the Company’s Common Shares) pursuant to The Progressive Corporation Director Deferral Plan. Also on July 6, 2005, Dr. Bernadine P. Healy, a director of the Company, received a distribution from the Company of the cash equivalent of 154.8144 such phantom stock units pursuant to the same plan. Each of these transactions was reported late on a Form 4 filed on August 1, 2005, due to an administrative error on the part of the Company.

EXECUTIVE COMPENSATION

    The following information is set forth with respect to the Company’s Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 2005 (the “named executive officers”). The titles set forth below reflect positions held at December 31, 2005.

SUMMARY COMPENSATION TABLE

					Long Term
					Compensation
					Awards
	Annual Compensation
					Restricted
				Other Annual	Stock	All Other
Name and		Salary	Bonus(1)	Compensation	Awards(3)	Compensation(4)
Principal Position	Year	($)	($)	(2)	($)	($)

Glenn M. Renwick	2005	$750,000	$1,731,375	$63,431	$7,500,150	$9,900
President and Chief	2004	750,000	2,250,000	35,140	7,500,290	9,666
Executive Officer	2003	750,000	2,250,000	32,020	4,500,401	9,480

W. Thomas Forrester	2005	$498,848	$767,728	—	$1,075,213	$10,800
Vice President and	2004	488,272	976,544	—	904,865	9,958
Chief Financial Officer	2003	472,128	944,255	—	999,506	9,480

Robert T. Williams	2005	$458,271	$694,739	—	$943,146	$11,238 (5)
Drive® Group	2004	443,269	886,539	—	901,583	10,545
President	2003	428,264	856,528	—	829,929	8,962

Brian J. Passell	2005	$403,271	$620,633	—	$850,771	$10,800
Claims Group	2004	388,273	776,546	—	784,278	10,545
President	2003	373,288	746,575	—	735,733	10,350

Alan R. Bauer	2005	$414,998	$604,445	—	$788,616	$11,244 (5)
Direct Group	2004	413,276	781,505	—	829,887	10,545
President	2003	397,218	794,436	—	800,038	10,350

(1)	Includes bonus amounts, if any, deferred under The Progressive Corporation Executive Deferred Compensation Plan.

(2)	Amounts shown represent the incremental costs to the Company from personal use of the corporate airplane by Mr. Renwick. Mr. Forrester also used the corporate airplane for personal use, on a very limited basis, but the Company incurred no additional incremental cost for Mr. Forrester’s personal use because, in each instance, he accompanied Mr. Renwick.

(3)	See table on page 20 for the number, value, vesting schedule and dividends paid on restricted stock awards and the aggregate restricted stock holdings at the end of 2005.

(4)	The reported amounts for 2005 represent employer contributions made during the year under the Company’s Retirement Security Program.

(5)	In addition to contributions made under the Company’s Retirement Security Program, the reported amount includes employment anniversary awards of $438 for Mr. Williams and $444 for Mr. Bauer, each for 25 years of employment with the Company.

RESTRICTED STOCK AWARDS GRANTED, DIVIDENDS PAID AND

AGGREGATE NUMBER AND VALUE OF HOLDINGS AT YEAR-END

				Number of	Number of	Number of		Dividends
	Number of	Number of	Number of	Shares	Shares	Aggregate	Value of	Received on
	Shares	Shares	Shares	Awarded in	Awarded in	Restricted	Aggregate	Restricted
	Awarded in	Awarded in	Awarded in	2005	2004	Stock	Restricted Stock	Stock
	2005	2004	2003	(Performance-	(Performance-	Holdings at	Holdings at	Awards in
	(Time-Based)	(Time-Based)	(Time-Based)	Based)	Based)	12/31/05	12/31/05	2005
Name	(#)(1)	(#)(1)	(#)(1)(3)	(#)(2)	(#)(2)	(#)	($)	($)(4)

Glenn M. Renwick	41,571	44,565	34,326	41,570	44,565	206,597	$24,126,398	$22,297
W. Thomas Forrester	5,544	5,823	7,248	6,375	6,410	31,400	3,666,892	3,410
Robert T. Williams	5,100	5,289	6,561	5,355	5,425	27,730	3,238,309	3,014
Brian J. Passell	4,491	4,635	5,724	4,940	4,685	24,475	2,858,191	2,654
Alan R. Bauer	4,602	4,932	6,105	4,140	4,930	24,709	2,885,517	2,703

(1)	For 2005, the time-based restricted stock awards will vest in one-third increments on January 1 of 2008, 2009 and 2010. For the 2004 awards, the vesting dates are January 1 of 2007, 2008 and 2009. For the 2003 awards, the vesting dates are January 1 of 2006, 2007 and 2008. In each case, as well as in the case of performance-based awards discussed in note (2) below, the awards are subject to the terms of the Company’s 2003 Incentive Plan, including (i) accelerated vesting and “cash out” provisions upon the occurrence of a “change of control” of the Company or certain similar events, as further described in the plan, and (ii) the forfeiture of unvested awards upon the occurrence of certain events, such as termination of employment.

(2)	The performance-based restricted stock awards vest upon achievement by the Company of certain predetermined performance objectives, as described in “Long-Term Incentive Component” in the Compensation Committee Report, beginning on page 30.

(3)	One third of the 2003 time-based restricted stock awards vested on January 1, 2006.

(4)	Dividends are paid on the restricted stock awards quarterly at the same rate as are paid on the Company’s Common Shares.

2006 ANNUAL COMPENSATION TABLE

		Range of Potential Bonus(2)

	Salary(1)	Minimum	Maximum
Name	($)	($)	($)

Glenn M. Renwick	$750,000	$0	$2,250,000
W. Thomas Forrester	500,000	0	1,000,000
Robert T. Williams	480,000	0	960,000
Brian J. Passell	425,000	0	850,000
Alan R. Bauer	440,000	0	880,000

(1)	Represents the annual salary for 2006, as approved by the Compensation Committee of the Board of Directors.

(2)	The bonuses to be paid will vary based on results achieved versus preestablished performance criteria. See “Annual Cash Bonus Component” in the Compensation Committee Report, beginning on page 28.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised		In-the-Money
	Shares Acquired		Options at 12/31/05		Options at 12/31/05
	on Exercise	Value Realized	(#)		($)
Name	(#)	($)	Exercisable/Unexercisable		Exercisable/Unexercisable

Glenn M. Renwick	66,300	$5,585,112	Exercisable	466,278	Exercisable	$39,621,038
			Unexercisable	89,964	Unexercisable	6,583,350
W. Thomas Forrester	—	—	Exercisable	249,369	Exercisable	21,418,482
			Unexercisable	23,220	Unexercisable	1,766,853
Robert T. Williams	24,300	1,882,346	Exercisable	178,764	Exercisable	15,108,712
			Unexercisable	20,190	Unexercisable	1,524,017
Brian J. Passell	—	—	Exercisable	166,656	Exercisable	13,685,394
			Unexercisable	17,463	Unexercisable	1,317,664
Alan R. Bauer	75,600	5,603,988	Exercisable	150,042	Exercisable	12,802,881
			Unexercisable	19,128	Unexercisable	1,453,089

Pension Plans

   Employees. The Company has a two-tiered Retirement Security Program (“RSP”) for employees. The RSP is a defined contribution pension plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), and covers all employees who meet requirements as to age and length of service. The first tier of the RSP provides employer contributions of 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service, which may be invested by participants in any of the investments available under the plan. The second tier is a long-term savings plan under which the Company matches amounts contributed to the plan by each employee up to a maximum of 3% of the employee’s eligible compensation, which may likewise be invested in any of the available investments under the RSP. All named executive officers are eligible to participate in the RSP, and contributions made by the Company on their behalf are included in “All Other Compensation” in the Summary Compensation Table on page 19.

   Directors. The Company does not offer any pension plan or retirement benefits for non-employee directors. For a description of director compensation, see “Director Fees and Plans” below.

Separation Plans and Agreements

   Separation Allowance Plan. The named executive officers, as well as substantially all other regular, non-temporary employees of the Company and its subsidiaries, are eligible to participate in The Progressive Corporation Separation Allowance Plan (“Separation Plan”). The Separation Plan provides payments to eligible employees whose employment is involuntarily terminated as a result of a reduction in force or a reorganization, as defined in the Separation Plan. Payments are based on compensation in effect immediately prior to termination and years of service and cannot exceed an aggregate of two years of compensation. The Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Separation Plan, are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Separation Plan in whole or in part.

   Executive Separation Plan. The named executive officers, and certain other senior managers of the Company, participate in The Progressive Corporation Executive Separation Allowance Plan (“Executive Separation Plan”). The Executive Separation Plan provides payments to eligible employees whose employment is involun-

tarily terminated for reasons other than resignation (including retirement), job elimination, reduction in force or reorganization, death, disability, unsatisfactory job performance or misconduct, as defined in the Executive Separation Plan. Payments are based on compensation in effect immediately prior to termination. For Messrs. Renwick, Forrester, Williams, Passell and Bauer, payments would equal one year’s annual salary plus a single year’s bonus payment as determined by a formula contained in the Executive Separation Plan. The Executive Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Executive Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Executive Separation Plan in whole or in part. In no event will an eligible employee receive payments under both the Separation Plan and the Executive Separation Plan.

   Employment Agreements. Messrs. Renwick, Forrester, Williams, Passell, Bauer, and five other executive officers have entered into Employment Agreements with the Company. Pursuant to the Employment Agreements, these executive officers will continue to be employed by the Company and receive compensation and benefits for a three-year period upon a Change of Control, as defined in the Employment Agreements. The compensation during this three-year period will be not less than the salary, bonus and other benefits and incentives that the executive officer was receiving prior to the Change in Control. In the event that such executive officer’s employment is terminated prior to the end of such three-year employment period without cause and for reasons other than death or disability, such executive officer would be entitled to receive from the Company a payment equal to (i) the salary, bonus and certain benefits accrued through the date of termination, plus (ii) an amount equal to the greater of (a) two times the total of the executive’s annual base salary and the highest annual bonus earned by the executive during the three years immediately preceding the Change of Control or during the employment period after the Change of Control, or (b) four times the executive’s annual base salary, minus (iii) the amounts paid or to be paid under any severance plan(s) then in effect.

   In addition, such executive officer would be eligible to receive certain health and welfare benefits from the Company for a two-year period after termination on substantially the same terms and conditions as existed prior to termination. Each such Employment Agreement also includes a provision requiring the Company, under certain circumstances, to make an additional payment to the executive officer (the “Gross-Up Payment”) in the event that any payments or distributions made by the Company upon a Change in Control of the Company (the “Payments”) are determined to be subject to an excise tax imposed by the Code. The amount of the Gross-Up Payment would be calculated such that after the payment of all taxes, interest and penalties on the Payments and the Gross-Up Payment, such executive officer would retain a portion of the Gross-Up Payment equal to the excise tax imposed.

   Equity-based Awards. Pursuant to Non-Qualified Stock Option Agreements covering stock options granted on or after May 16, 1996, any such stock option granted to an employee who thereafter retires from the Company and, at the time of his retirement, meets certain age and years of service requirements (“Qualified Retirement”) will be subject to the following provisions: (a) any such stock option that is vested on the date of such retirement (“Qualified Retirement Date”) will remain in effect and may be exercised, in whole or in part, at any time between the Qualified Retirement Date and the date on which such stock option expires under the applicable Non-Qualified Stock Option Agreement (“Expiration Date”); (b) 50% of any unvested stock option will remain in effect, will vest and become exercisable on the date on which such stock option is scheduled to vest under the applicable Non-Qualified Stock Option Agreement (“Vesting Date”) and may be exercised by the employee, in whole or in part, at any time between the Vesting Date and the Expiration Date; and (c) the remaining 50% of the unvested stock option will terminate on the Qualified Retirement Date.

   Pursuant to Restricted Stock Award Agreements covering restricted stock granted on or after April 18, 2003, any such stock granted to an employee who thereafter retires from the Company pursuant to a Qualified

Retirement will be subject to the following provisions, except as noted in the next sentence: (a) 50% of any unvested restricted stock award will remain in effect and vest, as to time-based awards, immediately on the Qualified Retirement Date or, as to performance-based awards, if and when the applicable performance objectives have been achieved by the Company; and (b) the remaining 50% of the unvested restricted stock awards, whether time-based or performance-based, will terminate on the Qualified Retirement Date. However, if the Company’s CEO or any other member of the executive management team provides the Company with at least one year’s advance notice of his or her Qualified Retirement, such executive will retain 100% of any unvested performance-based restricted stock awards held by him or her at the Qualified Retirement Date, which will then vest (if at all) upon the satisfaction of the applicable performance objectives.

   Executive Deferred Compensation Plan. The Progressive Corporation Executive Deferred Compensation Plan (the “EDCP”) permits eligible executives (as such term is defined in the plan), including the Company’s executive officers, to defer receipt of some or all of their cash bonus awards. The plan also permits the participants to defer receipt of restricted stock awards granted under The Progressive Corporation 2003 Incentive Plan. As a result of participating in the EDCP, eligible executives are able to defer federal and certain other income taxes on the deferred bonus awards and restricted stock awards until they receive a distribution from the plan. Cash bonus awards that are deferred under the EDCP are deemed to be invested in one or more investment options that are available under the plan, including the Company’s Common Shares, as elected by the participant. Restricted stock awards granted prior to March 17, 2005 that are deferred under the plan are deemed to be held in the form of Common Shares for six months and one day, and thereafter, the participant may elect alternative deemed investments. Restricted stock awards granted on or after March 17, 2005 are deemed to be held in the form of Common Shares, and the participant is unable to elect alternative deemed investments, throughout the deferral period.

   The Company established the Executive Deferred Compensation Plan Trust, a so-called “rabbi trust,” to provide a source of funds to assist the Company in meeting its obligations to participants under the EDCP. Amounts equal to the deferred cash bonuses or restricted stock grants are deposited by the Company into the trust at the time that the bonus or grant otherwise would have been earned by the participant; the Company makes no matching contributions or additional deposits on behalf of any participant. To secure the Company’s future payment obligations to participants, the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. Participants have no proprietary right or interest in the trust’s assets, including such securities, all of which remain subject to the claims of the Company’s general creditors. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against the Company.

   The trustee of the trust tracks the value of each participant’s deferrals and deemed investments over time. The Company does not guaranty any specific rate of return to participants who defer amounts into the EDCP. The value of the deferred awards, as affected by the performance of the deemed investments selected by the participant, is distributed to the eligible executive within 30 days after the earliest to occur of: (i) the expiration of the deferral period(s) elected by the executive (subject to the restrictions contained in the plan), (ii) the executive’s death, (iii) termination of the executive’s employment, or (iv) a change of control (as defined in the 2003 Incentive Plan). The participants’ respective rights and interests under the plan may not be assigned or transferred under any circumstances.

   Internal Revenue Code Section 409A. Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004, establishes a number of new requirements for deferred compensation arrangements and may be applicable to one or more of the separation and deferral plans and agreements described in this section, as well as the deferral plans for directors discussed below. Proposed Treasury regulations under Section 409A require that affected plan documents must be brought into compliance by December 31, 2006, provided that affected plans must be operated in good faith compliance with Sec-

tion 409A in the meantime. As a result, the operation of the Company’s separation and deferral plans and agreements, including, without limitation, the timing and method of payments that are made thereunder, may have to be revised and, therefore, may differ from the terms of those plans as currently in effect and described in this Proxy Statement.

Directors’ Fees and Plans

   Annual Compensation. Until April 2006, each member of the Board of Directors who is not an employee of the Company (other than Chairman, Mr. Peter B. Lewis) receives fees for service on the Board or its Committees, as set forth in the table. Mr. Lewis currently receives no retainer or meeting fees.

Fees	2005	2006

Retainer	$10,000	$10,000
Board Meeting
Regular — In Person	3,200	3,700
— Phone	1,500	1,500
Special(1)	1,000	1,000
Audit Committee Meetings
Chairman	4,200	4,700
Other members	2,100	2,600
Various teleconferences
Chairman	1,500	1,500
Other members	1,000	1,000
Other Committee Meetings(2)
Chairman	2,600	3,100
Other members	2,100	2,600
Participation in Certain Management Meetings	2,000	2,000

(1)	In 2005, the fee was $500 for attendance by telephone.

(2)	If attendance is by telephone (except for regularly scheduled teleconferences), the fee is $500.

   Beginning April 21, 2006, directors will no longer receive separate retainer or meeting fees. Instead, each non-employee director (other than Mr. Lewis) will receive an annual award of restricted stock which will be valued to include a specified retainer amount plus a variable component tied to such director’s Committee assignments. Mr. Lewis will continue to receive a lump sum restricted stock award as his sole compensation for service as Chairman. The awards will be made under The Progressive Corporation 2003 Directors Equity

Incentive Plan (“Directors Equity Plan”). The annual value of these restricted stock awards will be based on the individual director’s Board participation and Committee assignments, as set forth in the following table:

Compensation Component	2006

Board Retainer	$110,000
Audit Committee Chair Retainer	65,000
Audit Committee Member Retainer	45,000
Compensation Committee Chair Retainer	45,000
Compensation Committee Member Retainer	40,000
Investment Committee Chair Retainer	45,000
Investment Committee Member Retainer	40,000
Additional Committee Chair Retainer(1)	15,000
Additional Committee Member Retainer(1)	10,000
Chairman of the Board	200,000

(1)	Excludes Executive Committee

   Directors Deferral Plan. Each director of the Company who is not an employee of the Company (other than Mr. Lewis) participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”). Each participant in the Directors Deferral Plan may elect, annually, to defer receipt of all or a portion of his or her meeting fees for the following year until the date designated by the director in accordance with the plan. A participating director may elect to have such deferred fees credited to or allocated between (a) a cash account which will earn interest at a rate equal to the rate of interest on new 3-month certificates of deposit, and (b) a stock account under which the deferred fees are converted into units equivalent in value and dividend rights to the Company’s Common Shares. Account balances may not be transferred from one account to another. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director. All retainer fees are deferred, credited to a stock account and distributed in cash on a date designated by the participating director in accordance with the terms of the plan. All account balances of a director will be distributed to a designated beneficiary upon his or her death. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his or her current term, all retainer fees credited to his or her stock account for the unexpired portion of his or her term are forfeited. Since, as discussed above, the Company will discontinue paying retainer and meeting fees to directors beginning in April 2006, new contributions to the Directors Deferral Plan will likewise cease at that time.

   Equity-based Awards. Each director who is not an employee of the Company is eligible to receive awards under the Directors Equity Plan. The Directors Equity Plan authorizes the issuance of up to 350,000 Common Shares, subject to adjustment for stock splits and similar events. Under this plan, the Company has awarded restricted stock to directors as the equity incentive component of their compensation. The restricted stock grant value per Common Share equals the fair market value of the Common Shares on the date of grant. Restricted stock awards vest on the date established by the Compensation Committee for the respective awards and are not transferable. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements.

   During 2005, the Company granted to Mr. Lewis, Chairman of the Board, 2,283 shares of restricted stock under this plan, with a market value on the date of grant of approximately $200,000. This award was made to Mr. Lewis as his sole compensation from the Company and in lieu of receiving the retainer or meeting fees described above. Each of the other non-employee directors received a grant of 1,142 shares in 2005, valued at approximately $100,000 on the grant date, in addition to retainer and meeting fees. The 2005 grants are scheduled to vest in March 2006. In April 2006, Mr. Lewis will again receive an award of restricted stock valued at approximately $200,000 on the grant date, and each other non-employee director will receive a grant of restricted stock valued according to the table above. These awards will be the sole compensation for directors’ Board and Committee service.

   Equity Deferral Plan. Directors receiving awards of restricted stock under the Directors Equity Plan also have the right to defer the receipt of the Common Shares covered by each such award under The Progressive Corporation Directors Restricted Stock Deferral Plan (the “Directors Equity Deferral Plan”). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to the Company’s Common Shares and credited to each participating director’s plan account. The participating director’s plan accounts will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on the Company’s Common Shares. There are no other investment options under the Directors Equity Deferral Plan. All such accounts will be distributed in Common Shares (with any partial shares being distributed in cash), in a lump sum or installments, at the time(s) designated by the participating director at the time of election, subject to accelerated vesting provisions under the plan in the event of the participant’s death or a change in control of the Company.

COMPENSATION COMMITTEE REPORT

Executive Compensation Policy

   The Company’s executive compensation program is administered under the direction of the Compensation Committee of the Board of Directors (the “Committee”). The Committee is comprised of three independent, non-employee directors.

   The executive compensation program is designed to promote the following objectives:

•	Provide a rational, consistent and competitive executive compensation system that is well understood by those to whom it applies.

•	Attract, retain and motivate executives who can significantly contribute to the success of the Company.

•	Reward the achievement of important business goals, based on specific, objective criteria that have been approved in advance by the Committee.

•	Align the interests of executives with those of shareholders by tying a significant portion of executive compensation to the long-term performance of the Company’s Common Shares.

   With the support of the Company’s Human Resources Group, the Committee oversees the development and implementation of the Company’s various executive compensation, incentive and benefits plans and arrangements, which are designed to achieve these objectives. The Committee believes that if these objectives are consistently achieved, shareholder value will be enhanced over time.

Executive Compensation Program

   The Company’s executive compensation program consists of three components: salary, the opportunity to earn an annual cash bonus, and long-term incentives through annual equity-based awards. The Company’s objectives are to pay its executives competitive base salaries and to provide variable compensation (cash bonus potential and restricted stock awards) that can take total direct compensation to the upper tiers of compensation paid by comparable companies if challenging performance goals are satisfied.

   Variable compensation is a larger part of total compensation at more senior levels of the organization. The calculation of annual cash bonus payments for employees, including executive officers, is determined based on the Company’s (and/or an applicable business unit’s) actual performance measured against objective performance criteria that are approved by the Committee in advance. Certain senior managers, including all but one of the executive officers, also receive performance-based restricted stock awards on an annual basis that will vest only if the Company satisfies pre-approved, objective performance goals within a stated time period. Accordingly, a significant amount of executive officer compensation is tied to actual performance. Time-based restricted stock awards are also granted to a larger group of senior managers and employees, including all executive officers, effectively tying a significant amount of additional variable compensation to the executive’s continued employment (subject to the vesting and forfeiture provisions of the applicable plan) and the performance of the Company’s Common Shares over the vesting period.

   Executive officers are also eligible to participate in the Company’s health, welfare and retirement plans that are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements. Modest perquisites that are also available to executive officers are discussed below.

   The Company sets executive salaries and variable compensation targets using, among other factors, data obtained from national compensation surveys for a broad range of companies of comparable size and revenue. Since the Company competes for executive level personnel on a nationwide basis with companies in a variety of industries, the compensation data utilized are not limited to companies included in the P/C Group referred to on page 38.

Salary Component

   Executive officers receive a salary based on their responsibilities and performance, within market ranges indicated by compensation survey data. Salaries are reviewed annually and may be adjusted upward or downward. Better performance generally results in an increased salary, subject to the limits of the salary range for the position and to the compensation budget established by management and approved by the Committee.

Annual Cash Bonus Component

   The Company’s compensation program offers each qualified employee, including executive officers, the opportunity to earn a performance-based annual cash bonus. The bonus program has been designed to reward employees appropriately for current corporate and/or business unit performance, as compared with objective criteria that are approved in advance by the Committee.

   Executive Bonus Plan. In 2005, Alan R. Bauer, W. Thomas Forrester, Brian J. Passell, Glenn M. Renwick, and Robert T. Williams (the “named executive officers”) participated in The Progressive Corporation 2004 Executive Bonus Plan (“Executive Bonus Plan”), which was approved by shareholders and went into effect in 2004. Under the Executive Bonus Plan, bonuses are calculated using the following formula:

Annual Salary	×	Target Percentage	×	Performance Factor	=	Annual Bonus

   Salary is set individually for each executive officer, as indicated above. The target percentage for each participant is established by the Committee. When the participant’s annual salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s target bonus amount for the year. In 2005, Mr. Renwick’s target bonus amount was 150% of salary; for Messrs. Forrester, Passell and Williams, the target amount was 100% of salary; and for Mr. Bauer, the target was 75% of salary (Mr. Bauer also had an additional 25% target bonus under a component of the 2005 Gainsharing Plan, which is discussed below).

   Under the Executive Bonus Plan, the performance factor can range from zero (0.0) to two (2.0) in each year, depending on the extent to which Company and/or assigned business unit results meet, exceed or fall short of objective performance goals established by the Committee. As a result, under the formula set forth above, each participant can earn an annual cash bonus equal to zero (0.0) to two (2.0) times his or her target bonus amount.

   For 2005, the performance factors for each participant were determined by reference to either (i) the overall performance of the “Core Business”, which includes the Drive Insurance (the Company’s Agency business), Direct and Commercial Auto business units (with minor changes from the business unit results published by the Company with its financial statements), or (ii) a combination of the performance of the Core Business and the performance of the respective executive’s business unit. For Messrs. Renwick, Forrester and Passell, the Committee determined that their 2005 annual bonuses would be based entirely on the Core Business, calculated as follows:

•	A separate “gainsharing matrix” was established for each of the Drive Insurance, Direct and Commercial Auto business units. Each matrix assigned a performance score between zero (0.0) and two (2.0) to various combinations of —

•	Profitability, as measured by the combined ratio for the unit determined in accordance with accounting principles generally accepted in the United States (“GAAP”); and

•	Growth, based on the business unit’s change in annual net premiums earned as compared with the prior year.

•	Actual 2005 growth and profitability performance results for each of these business units were determined and then compared to the applicable matrix to produce a performance score for each business unit.

•	The performance scores achieved by each of the business units were weighted, based on the net premiums earned by such business unit during the year.

•	The weighted scores were combined to produce a performance factor for the Core Business as a whole.

   For Mr. Williams and Mr. Bauer, the Committee determined that their respective bonuses would be based on a combination of the Core Business calculation described above and the performance of the executive’s business unit, i.e., Drive Insurance for Mr. Williams and the Direct business for Mr. Bauer. The scores for the Core Business and for the applicable business unit (using the same gainsharing matrices described above) were combined on a weighted basis selected by the Committee, to produce final performance factors, which were used to calculate the 2005 bonus payment for those two participants.

   Other Bonus Plans. One executive officer (the Chief Information Officer) also participated in The Progressive Corporation 2005 Information Technology Incentive Plan (the “IT Bonus Plan”), and a second executive officer (the Chief Investment Officer) participated in the 2005 Progressive Capital Management Bonus Plan (the “PCM Bonus Plan”), in each case along with certain other employees who worked in these functional areas. These plans provide cash bonus opportunities to participants for satisfaction of preestablished performance criteria relating, in the case of the IT Bonus Plan, to the availability of certain information technology systems and, in the case of the PCM Bonus Plan, to the performance of the Company’s investment portfolios in relation to certain designated benchmarks.

   All other qualified employees (approximately 28,388) of the Company, including seven executive officers, participated in The Progressive Corporation 2005 Gainsharing Plan (“Gainsharing Plan”). The Gainsharing Plan is similar in structure and operation to the Executive Bonus Plan and, for most employees, bonuses are based on the performance score for the Core Business, calculated in the manner described above. The 2005 Gainsharing payment for certain other employees was determined, in part, by the performance score for the Core Business and, in part, by operating results of his or her assigned business unit, on a weighted basis determined by or under the direction of the Committee. For example, Mr. Bauer (as to a 25% target percentage) and certain other senior managers of the Direct business had a portion of their 2005 annual bonuses based on a calculation of the year-over-year growth in lifetime earned premium (i.e., a formulaic projection of the premium that will be earned over the lifetime of new policies written during the plan year, including renewals thereof) and a related profitability measure, both of which are applicable to the Direct business only.

   Recent Bonus Experience. In the Committee’s view, the effectiveness of this bonus system has been borne out in recent years. Extraordinary performance in each of 2003 and 2004 were rewarded by a Core Business performance factor of 2.0, and the highest possible bonus, for most executive officers and other employees of the Company (in each case, using a Core Business performance calculation similar to that described above). At the other end of the spectrum, a significant down year in the Company’s insurance operations in 2000 resulted in a performance factor of 0.0 — and no annual cash bonus — for most executive officers and other employ-

ees. These results confirm that the Company’s various cash bonus plans operate not only to reward excellent performance, but also to withhold cash bonuses when the Company’s performance does not merit them.

   2005 Bonus Payments. For Messrs. Renwick, Forrester and Passell, as well as most of the Company’s other employees, 2005 bonuses were determined solely by the performance of the Core Business. For these executives and employees, the calculation described above resulted in a performance factor of 1.539 (out of a possible 2.0), calculated as follows:

	Profitability	Annual
	(GAAP	Growth		Weighting	Weighted
	Combined	(Net Premiums	Performance	Factor (%	Performance
Business	Ratio)	Earned (NPE))	Score	of NPE)	Score

Drive Insurance	89.3	1.2%	1.492	58.2%	1.516
Progressive Direct	88.3	9.6%	1.511	29.7%	1.457
Commercial Auto	82.1	9.4%	1.831	12.1%	1.686
PERFORMANCE FACTOR					1.539

   For Mr. Bauer and Mr. Williams, whose performance scores were determined by a weighted combination of the Core Business results and the results attributable to their respective assigned business units, the plan calculations resulted in a weighted performance score for Mr. Bauer of 1.457 and for Mr. Williams of 1.516. As indicated above, the actual bonus payment was then determined for each named executive officer by multiplying the performance score by the executive’s salary and then by the executive’s assigned target percentage. The resulting cash bonus payments for the named executive officers are set forth on the “Summary Compensation Table” on page 19.

   The Committee believes that the 2005 bonus payments, while substantial, are consistent with the Company’s strategy of rewarding employees for the achievement of important, challenging business goals. In view of the Company’s excellent results for the year, the bonus calculations resulted in reasonable performance-related bonus payments to the Company’s employees, including its executive officers.

Long-Term Incentive Component

   In 2005, the executive compensation program included long-term incentives through an annual grant of restricted stock awards. Under a restricted stock grant, the executive is awarded shares of the Company’s common stock, subject to restrictions on vesting and transferability. This component of variable compensation is designed to encourage the long-term retention of key executives and to tie a major part of executive compensation directly to Company performance and the long-term enhancement of shareholder value.

   The value of the long-term incentive awards vary by position. In 2005, for the Company’s executive officers other than Mr. Renwick, these award values ranged from 50% to 215% of salary. Mr. Renwick’s award was valued at 1000% of his salary. The award value was then divided by the market price per share of the Company’s Common Shares on the date of grant to determine the number of restricted shares to be awarded to each participant.

   In 2005, two forms of restricted stock awards were granted to executive officers and certain other management employees. Time-based restricted stock awards were granted to all executive officers and approximately 747 other management employees of the Company. The time-based restricted stock awards generally will vest in three equal annual installments, beginning on January 1 of the third year after the date of grant, subject to the vesting and forfeiture provisions in the applicable plan and grant agreement.

   In addition, the named executive officers and approximately 34 other senior managers received performance-based restricted stock grants, with the vesting date tied to the achievement of specific business results.

The 2005 performance-based restricted stock awards will vest (subject to the terms of the applicable plan) only if the Company’s subsidiaries generate, in the aggregate, net earned premiums of $17.5 billion or more, and achieve an average combined ratio of 96 or less, over a period of twelve (12) consecutive months (the “2005 Performance Standards”). If the 2005 Performance Standards are not satisfied on or before December 31, 2014, these performance-based restricted stock awards will expire without vesting, and the recipients will obtain no value from those awards.

   During the restriction periods, the holders of restricted shares are entitled to vote the shares and to receive dividends on the shares if and when declared by the Board of Directors, in each case on the same basis as the Company’s Common Shares. Restricted stock grants to Mr. Renwick and the other named executive officers are summarized below.

Perquisites

   During 2005, the Company’s executive officers were eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan, and certain of the executive officers were also covered by The Progressive Corporation Executive Separation Allowance Plan and/or had a separate employment agreement with the Company. These plans and agreements are described in more detail starting on page 21. Other than these arrangements, the Company provides only the perquisites to executive officers that are discussed below.

   In 2002, the Board of Directors approved the Company’s acquisition of a corporate airplane, primarily for the business travel of Mr. Renwick. The Board has strongly recommended that Mr. Renwick use of the Company plane for his travel needs, including personal travel, in order to minimize and more efficiently utilize his travel time, protect the confidentiality of his travel and the Company’s business and enhance his personal security. In addition, the Company, with Board approval, purchased a new aircraft in November 2005. The Company currently expects that the existing airplane will be retired and sold after the new aircraft comes into service in March or April of 2006.

   Mr. Renwick also is provided a Company-owned car, with a professional driver, principally for his business needs, including commuting to and from work. The value of Mr. Renwick’s personal use of the airplane and car are discussed below under “CEO and Named Executive Officer Compensation for 2005.”

   Neither Mr. Renwick nor the other executive officers received any additional cash compensation to reimburse them for income taxes that may become due and payable as the result of their receipt of these perquisites.

CEO and Named Executive Officer Compensation for 2005

   Salary and Cash Bonus. Glenn M. Renwick, the Company’s President and Chief Executive Officer, received cash compensation in the amount of $2,481,375 for 2005, consisting of an annual salary of $750,000 and a bonus award of $1,731,375, in addition to the equity awards and other items described below. The total cash compensation for the other named executive officers for 2005 and the two prior years, broken down by salary and bonus, is set forth in the “Summary Compensation Table” on page 19.

   Equity-based Compensation. For the long-term incentive component of his compensation, in March 2005, Mr. Renwick was awarded 83,141 of the Company’s Common Shares in the form of restricted stock. This award included a time-based award of 41,571 Common Shares and a performance-based award of 41,570 Common Shares. With respect to the time-based restricted stock award, assuming that none of the award’s forfeiture provisions are triggered, one-third of this award will vest on January 1 of each of 2008, 2009 and 2010. The performance-based restricted stock award will vest on the date of the public dissemination by the Company of a news release reporting satisfaction of the 2005 Performance Standards, as described above, or they will expire on December 31, 2014 if the 2005 Performance Standards are not satisfied by that date. These awards were determined based on a long-term incentive award value equal to 1000% of Mr. Renwick’s base salary, with market value on the date of grant of $7,500,000.

   The equity-based compensation awarded to the other named executive officers in 2005 was as follows:

	Value of	Time-Based		Total
	Award	Restricted	Performance-Based	Restricted
Name	(% of Salary)	Shares	Restricted Shares	Shares

Bauer	190%	4,602	4,140	8,742
Forrester	215%	5,544	6,375	11,919
Passell	210%	4,491	4,940	9,341
Williams	205%	5,100	5,355	10,455

   Exercise or Vesting of Prior Equity-based Awards. During 2005, Mr. Renwick exercised options to purchase 66,300 of the Company’s Common Shares. The options were granted to Mr. Renwick by the Company in 1996 at an exercise price of $15.75 per share (the number of shares and the market price on the date of grant are each stated on a split-adjusted basis), and were set to expire on December 31, 2005 if not exercised. Mr. Renwick paid the option exercise price (number of shares times the per share cost set forth above) and the tax withholding obligations resulting from the exercise by surrendering to the Company 32,681 Common Shares (commonly referred to as a “stock swap”). As a result of the option exercise, Mr. Renwick earned a profit, before taxes, of approximately $5,585,100 (based on a market price on the date of exercise of $99.99 per share). Because he used the stock swap method to acquire the option shares, this transaction resulted in a net increase of his direct share ownership in the Company by 33,619 shares.

   Stock option exercises by the other named executive officers during 2005 were as follows:

			Market or Sales	Approximate
	Number of Shares	Purchase Price	Price (Weighted	Profit Earned
Name	Purchased	(Weighted Average)	Average)	(before taxes)

Bauer	75,600	$29.7079	$103.8348	$5,603,990
Williams	24,300	$22.7916	$100.2544	$1,882,340

   The Company does not pay any additional cash compensation to the executive officers to reimburse them for any income taxes that become due and payable in connection with equity compensation awards, including any taxes that become due as the result of the exercise or vesting of such awards.

   Distribution from Executive Deferred Compensation Plan. During 2005, Mr. Renwick received a distribution of $70,594 under the Executive Deferred Compensation Plan, which is discussed in more detail below. The payout represented a portion of a Gainsharing bonus earned by Mr. Renwick in 1995 that he had elected to defer, as affected by the deemed investments under the Plan.

   Personal Use of Company Airplane and Car. The plane was principally used by Mr. Renwick, and to a limited extent by other executives and employees, for Company business during 2005. Mr. Renwick, at the Board’s direction, also used the airplane for his personal travel and the incremental costs of his personal use of the plane are set forth in the summary below. Mr. Renwick occasionally was accompanied by other executives on personal trips on the plane, although no additional incremental costs were incurred by the Company as a result. Overall in 2005, the Company incurred a total of approximately $977,298 in out-of-pocket costs and $641,391 in depreciation expense in connection with the ownership, operation and maintenance of the airplane.

   Mr. Renwick’s personal use of the car provided to him was incidental. The Company incurred approximately $129,562 in costs in connection with the car and driver during 2005.

   Summary of Perquisites. The limited nature of the perquisites offered to the Company’s named executive officers during 2005 is indicated by the following summary.

	Incremental Costs from Personal Use
Name	of Company Aircraft	Other Perquisites

Renwick	$63,431	$0
Forrester	0	0
Bauer	0	0
Passell	0	0
Williams	0	0

Review of CEO’s Total Compensation

   As a part of its annual review of the Company’s executive compensation program and strategies, the Committee has reviewed Mr. Renwick’s aggregate compensation and equity-based awards for 2005 and those that are planned for 2006, including the perquisites described above. The Committee believes that Mr. Renwick’s overall compensation is reasonable when compared with the compensation of chief executives of comparable companies, especially in view of the outstanding performance achieved by the Company under his leadership, and that his compensation program strikes an appropriate balance between salary and variable compensation arrangements, consistent with the Company’s compensation policies for employees in general. We note that Mr. Renwick’s salary and his maximum possible cash compensation for the year (salary plus maximum potential cash bonus) have remained the same since February 2002.

   The cash bonus component of Mr. Renwick’s compensation and his annual performance-based restricted stock award are tied to the achievement of objective performance-based goals for the Company as a whole, and include challenging targets pursuant to which excellent performance by the Company is rewarded. Annual time-based restricted stock awards provide additional incentive to Mr. Renwick to remain with the Company for the required vesting periods, and the benefit to him increases only if the share holdings of other stockholders increase in value as well. A large part of Mr. Renwick’s overall compensation is thus tied to Company performance and to the creation of shareholder value.

   In addition, the Company has provided the Committee with information detailing potential payments that could be made to, or other value that could be earned or recognized by, Mr. Renwick under the Company’s various compensation and benefits plans and arrangements upon his retirement or an involuntary termination of his employment by the Company (other than for cause or other limited circumstances), or in connection with a change of control of the Company. These benefits are summarized as follows:

•	Retirement. Upon a voluntary termination or retirement by Mr. Renwick, he would be entitled to no special treatment by the Company. He would be permitted to exercise all of his stock options that are then vested within 60 days after leaving the Company (for the value of Mr. Renwick’s exercisable stock options at December 31, 2005, see the table on page 21), and he would begin receiving distributions of previously earned bonuses that he elected to defer in prior years under the Executive Deferred Compensation Plan (“EDCP”), in each case on the same terms and conditions as other employees who participate in those plans. All unvested stock options and restricted stock awards would be forfeited automatically. He would receive a payment for unused vacation time, also on terms generally applicable to the Company’s employees (the amount of which will vary from time to time depending on the extent to which he uses his allotted vacation time, but will not exceed 22.3% of his annual salary when his employment is terminated). He would enjoy no post-retirement benefits from the Company.

•	Involuntary Termination. If Mr. Renwick were to be involuntarily terminated by the Company without cause, he would receive a one-time severance payment equal to one year’s salary plus the highest bonus paid to him over the prior 3 years, or a total amount of $3,000,000 as currently calculated. He would also be entitled to post-employment welfare benefits that are currently valued at approximately $6,500. Otherwise, Mr. Renwick would have the same rights described above in the event of a voluntary retirement with respect to vested stock options, EDCP distributions and unused vacation time. Unvested stock options and restricted stock awards also would be forfeited automatically in the event of an involuntary termination.

•	Change of Control. In the event of a “change of control” or “potential change of control” of the Company (as defined in the Company’s various incentive plans), unvested equity awards will vest automatically and, unless determined otherwise by the Committee prior to the change of control, the Company will pay to Mr. Renwick the cash value of those awards. Assuming a price of $105 per Common Share (the approximate market value at January 31, 2006), the Company would pay to Mr. Renwick approximately $28,495,060 under these plans at the time of the change of control on account of his currently outstanding equity awards. In addition, if Mr. Renwick’s employment were terminated at or within three years after the change of control, he would be entitled to receive under his employment agreement: (i) a severance payment of two times his salary and recent bonus, or $6,000,000 in the aggregate as currently calculated; (ii) post-termination welfare benefits on substantially the same terms as he currently enjoys for two years, with an estimated current value of approximately $37,750 in the aggregate; and (iii) a one-time tax “gross up” payment in the approximate amount of $10,409,000(1). As with other termination events, Mr. Renwick would also have the right to exercise vested stock options, to begin receiving EDCP distributions under the terms of the applicable plans, and to receive a payment for his unused vacation time.

   The Committee has reviewed this information and has concluded that the earnings to which Mr. Renwick would be entitled and the potential payouts by the Company upon the occurrence of the events described above are reasonable under the applicable circumstances. In assessing these potential payouts, the Committee has taken into account the following matters:

•	The potential cash payouts or severance are, effectively, one year’s salary and bonus for an involuntary termination without cause, and two years’ salary and bonus upon a change of control. The Committee views these amounts as reasonable and appropriate for the Company’s executive officers, including Mr. Renwick.

•	Under the Company’s equity incentive plans, Mr. Renwick must exercise any vested stock options within 60 days after termination of his employment. The Committee does not view this item as “additional” compensation paid to Mr. Renwick at that time, since he previously earned these awards and has the right to exercise the underlying options, and to cash-out their value to him, at any time. The Committee notes that his decision not to exercise the options, and to allow their value to fluctuate with the Company’s stock price, further aligns Mr. Renwick’s interests with those of the Company’s shareholders.

•	Likewise, the Committee does not view the payouts to Mr. Renwick, or to other executives, from the Executive Deferred Compensation Plan to be “additional” compensation to be paid at the time of separation. The balance in Mr. Renwick’s account is attributable to cash bonuses that have been earned and would have been paid, or restricted stock that would have vested, in prior years, but for his election to defer receipt of those funds or shares in the plan. The value of the participants’ respective deferrals may

(1)	The amount of the tax “gross up” payment assumes that Mr. Renwick’s employment is terminated at the time of the change of control. Mr. Renwick is entitled under his employment agreement to receive a tax “gross up” payment in an amount necessary to counteract the 20% excise tax under Internal Revenue Code Section 280G, which is paid on certain compensation received by executive officers. For a further discussion of the employment agreement and the tax “gross up” payment, see page 22.

fluctuate depending on the performance of deemed investments selected by the participants, which, in Mr. Renwick’s case, includes a substantial amount deemed to be invested in the Company’s Common Shares. At the time of the deferral, the Company sets aside assets in a so-called “rabbi trust” to secure its liabilities to participants for the future payouts, and those assets are invested by the trust in investments which correspond to the deemed investments selected by participants. Through this mechanism, the Company effectively pre-funds its obligations to the participants in the EDCP. The Company does not contribute additional funds or other assets into the EDCP accounts and does not guarantee that the participants will earn any specific rate of return on these accounts.

•	In the Committee’s view, the accelerated vesting of equity awards upon a change of control is a customary and reasonable component of an equity-incentive program. The Committee believes that the past equity grants to Mr. Renwick have been reasonable in amount, and a substantial part of the value that would be received by him in the event of a change in control would result from the increase in the price of the Company’s Common Shares over the years. The Committee believes that this is an appropriate result since the share price increase has likewise benefited the Company’s long-term shareholders, and current management, under Mr. Renwick’s leadership, has been responsible for that increase in recent years.

•	The Company’s compensation and benefit plans and employment agreements only confer modest post-employment benefits on its executives, limited to the continuation of certain health and welfare benefits for a maximum period of two years. All other perquisites, including Mr. Renwick’s personal use of the Company aircraft and car, would terminate when he leaves the Company.

•	The potential tax “gross up” payment, while substantial, is only applicable in the event of a change of control of the Company and, in the Committee’s view, is an appropriate method for the Company to protect executives from the punitive effects of a 20% excise tax levied by the Federal tax laws on certain income paid to executive officers in such circumstances.

   Under all of the circumstances, therefore, the Committee views Mr. Renwick’s compensation, and his potential payouts in the various scenarios described above, to be reasonable and in the interests of the Company’s shareholders.

Omnibus Reconciliation Act of 1993

   Section 162(m) of the Internal Revenue Code limits to $1 million per year (“Deduction Limit”) the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a public company (“Covered Executives”). This Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

   It is the Company’s policy to structure its incentive compensation programs for Covered Executives to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable in view of the Company’s compensation policies and structures. The Company’s equity incentive plans, as well as the Executive Bonus Plan, have been submitted to and approved by the Company’s shareholders. The applicable performance criteria (and in the case of cash bonuses, the amount of bonus payout that would result from various levels of performance when measured against specific performance criteria) are approved in advance by the Committee each year and are thereafter not subject to change by the Company or the Committee. Thus, restricted stock awards which vest, and cash bonus awards under the Executive Bonus Plan which are paid out, based on such performance criteria are structured to be “performance-based compensation,” and compensation arising from such awards would not be subject to the Deduction Limit, provided that each of the other requirements described above are satisfied.

   Compensation that is earned by the Covered Executives upon the exercise of stock option awards (which were granted to executives by the Company on an annual basis prior to 2003) is deemed to satisfy the requirements for “performance-based compensation” under Section 162(m), if the following requirements are satisfied: the award is made by a compensation committee comprised solely of two or more “outside directors;” the plan under which the award has been granted is approved by shareholders and states the maximum number of shares with respect to which options may be granted to any employee during a specified period; and, under the terms of the option, the amount of compensation the Covered Executives could receive is based solely on an increase in the value of the stock after the date of the award. The Company’s outstanding option awards to Covered Executives satisfy each of these requirements.

   However, restricted stock awards that vest on a time-based formula will not satisfy the “performance-based compensation” exception and will be subject to the Deduction Limit. In addition, although salaries and any perquisites are subject to approval of the Committee, they will not be submitted to a vote of shareholders and will also be subject to the Deduction Limit. Similarly, one or more Covered Executives may be eligible to earn a portion of their potential cash bonus under plans that have not been approved by shareholders, and any such bonus would be subject to the Deduction Limit. Accordingly, if the total of any Covered Executive’s remuneration which does not satisfy the “performance-based compensation” exception, such as salary, certain cash bonus awards and compensation attributable to time-based restricted stock awards, exceeds $1 million in any year, the Company will not be entitled to deduct the amount that exceeds $1 million. While the Committee understands the tax disadvantages of such compensation arrangements, the Committee believes that, in appropriate cases, the use of such compensation strategies may outweigh the potential tax detriments. The Committee will continue to monitor the actual tax impact on the Company of such compensations strategies each year.

   In 2005, the non-performance-based compensation earned by each of the Covered Executives was less than $1 million. Accordingly, all compensation earned by the Covered Executives was fully deductible for Federal income tax purposes.

Summary and Concluding Remarks

   The Committee believes that executive compensation should be linked to the creation of shareholder value. The Company’s executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company’s Common Shares. The Committee recognizes, however, that while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the program, consisting of salary and bonus, emphasize current corporate performance and the realization of defined business objectives, which are independent of short-range fluctuations in the stock price.

   The executive compensation program has thus been designed to align executive compensation with both the Company’s business goals and long-term shareholder interests. The Committee believes that the program, as implemented, is balanced and consistent with these objectives. The Committee will continue to monitor the operation of the program and cause the program to be adjusted and refined, as necessary, to ensure that it continues to support both corporate and shareholder goals.

COMPENSATION COMMITTEE

Charles A. Davis, Chairman
Bernadine P. Healy, M.D.
Norman S. Matthews

PERFORMANCE GRAPH

    The following performance graph compares the performance of the Company’s Common Shares (“PGR”) to the Standard & Poor’s 500 Index (“S & P Index”) and the Value Line Property/ Casualty Industry Group (“P/ C Group”) for the last five years.

Cumulative Five-Year Total Return*

PGR, S&P Index, P/ C Group

(Performance Results through 12/31/2005)

Cumulative Total Return as of December 31 of each year
(assumes $100 was invested at the close of trading on December 31, 2000)

	2001	2002	2003	2004	2005

PGR	$144.22	$144.08	$243.14	$247.12	$340.85

S&P Index	88.11	68.64	88.33	97.94	102.75

P/ C Group	104.04	107.73	136.27	152.29	168.92

*	Assumes reinvestment of dividends.

Source: Value Line, Inc.

ITEM 2:	PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM 600,000,000 TO 900,000,000

    The Board of Directors has approved, subject to approval by shareholders, an amendment to the Company’s Amended Articles of Incorporation (“Amended Articles”) to increase the number of Common Shares, $1.00 par value, that the Company is authorized to issue from 600,000,000 to 900,000,000. The full text of the first paragraph of Article FOURTH of the Amended Articles reflecting this amendment is attached to this proxy statement as Exhibit A. The following description of the amendment is qualified in its entirety by reference to Exhibit A.

Background

   Under the Amended Articles, the Company is currently authorized to issue up to 600,000,000 of its Common Shares. As of December 31, 2005, these authorized shares could be categorized as follows:

• Issued and outstanding:	197,365,110 shares (including 1,373,308 shares of unvested restricted stock issued under the Company’s equity compensation plans)
• Reserved for issuance:	14,007,366 shares (i.e., pursuant to equity compensation plans and other employee benefit plans, including 5,123,646 shares currently subject to outstanding stock options awards)
• Held in Treasury:	15,747,887 shares
• Balance available:	372,879,637 shares (i.e., authorized but unissued and not reserved under the Company’s benefit plans)

   For the reasons set forth below, the Board is requesting that shareholders approve an increase in the number of authorized Common Shares from 600,000,000 to 900,000,000. The Company’s outstanding Common Shares are currently listed on the New York Stock Exchange (NYSE).

Reason for and Effects of Proposed Amendment

   The Board of Directors believes that it is in the best interests of shareholders and the Company to have additional authorized but unissued Common Shares available for possible future share dividends or splits, employee benefit plans and programs, financing transactions and other general corporate purposes. If this proposal is approved by shareholders, authorized but unissued Common Shares could be issued by the Board of Directors without further action by the shareholders, unless shareholder approval is required by applicable law or the rules of the NYSE.

   If shareholders approve the increase in authorized Common Shares as requested in this proposal, the Board currently anticipates that it will promptly consider whether to declare a split of the Company’s Common Shares in the form of a stock dividend. The Board is requesting shareholders to authorize such additional shares prior to considering a stock split because a split using only the Company’s currently authorized Common Shares would not maximize the benefits generally attributed to stock split transactions, such as a significant reduction in price, increase in market liquidity or broadening of investor interest in the stock. Accordingly, the Board decided to request that shareholders increase the current authorization to 900,000,000 Common Shares, which, if approved, would provide the Board with the flexibility to consider a stock split of up to a 4-for-1 ratio.

   There can be no guarantee that a stock split transaction will occur promptly after the Annual Meeting or at any other time. If shareholders approve this proposal, the Board will consider whether or not to go forward with a stock split based on the facts and circumstances existing at that time, which may include the market price of the Company’s Common Shares, the Company’s financial condition, cash flows and operating results, the prospects of the Company, any applicable legal constraints, market conditions and investor sentiment, among other factors. If the Board elects to declare a stock split in the form of a stock dividend, shareholders will be informed by a public announcement as required by law and the rules of the NYSE. If shareholders do not approve this proposal, the Board may or may not elect to split the stock, or declare a share dividend, based only on the currently authorized Common Shares.

   Notwithstanding the Company’s purpose in increasing the number of authorized Common Shares available for issuance as described above, the existence of authorized and unissued Common Shares might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of the Company’s Common Shares, to acquire control of the Company with a view to carrying out a merger, sale of the Company’s assets or similar transaction, since the issuance of additional Common Shares by the Company could be used to dilute the share ownership or voting rights of such person or entity. Further, any authorized but unissued Common Shares could be privately placed with or otherwise issued to persons supporting incumbent management, making a change in control of the Company more difficult.

Description of Capital Shares; Holding Company Structure

   The Company’s Amended Articles currently authorize the following capital shares:

•	600,000,000 Common Shares, $1.00 par value, of which 197,365,110 were issued and outstanding at December 31, 2005;

•	20,000,000 Serial Preferred Shares, without par value (“Serial Preferred Shares”), none of which are currently outstanding; and

•	5,000,000 Voting Preference Shares, without par value (“Voting Preference Shares”), none of which are currently outstanding.

   Serial Preferred Shares and Voting Preference Shares are referred to collectively herein as “Preferred Shares”.

   Common Shares. Subject to the rights of the Company’s creditors and the holders of any outstanding Preferred Shares, the holders of Common Shares are entitled to receive such dividends as may be declared by the Board of Directors and to share ratably in any assets of the Company available for distribution upon liquidation. There are no preemptive rights, conversion rights, redemption provisions or sinking fund provisions with respect to the Common Shares.

   Holders of Common Shares are entitled to one vote per share. Upon compliance by holders of Common Shares with certain statutory notice provisions, holders of Common Shares are entitled to cumulate their votes in the election of Directors.

   The additional Common Shares for which authorization is sought under this proposal would have the same rights and privileges as the Common Shares currently outstanding.

   Preferred Shares. The Board of Directors of the Company is empowered to authorize the issuance of Serial Preferred Shares and Voting Preference Shares, each of which may be issued in one or more series. Preferred Shares may be issued by the Company if and when the Board of Directors deems it desirable without further shareholder action. No Preferred Shares are currently outstanding, and the Company has no present plan to issue any Preferred Shares.

   All series of Serial Preferred Shares or Voting Preference Shares, when issued, would rank equally and would be identical in all respects, except that (i) the rights of holders of Serial Preferred Shares and Voting Preference

Shares may differ as to voting rights and provisions for certain consents, and (ii) the Board of Directors may fix with respect to each such series of Preferred Shares, prior to issuance thereof, the following terms:

•	the designation of the series,

•	the authorized number of shares of the series, subject to certain increases and decreases as determined by the Board of Directors from time to time,

•	the dividend rate or rates of the series,

•	the date or dates from which dividends will accrue and (if applicable) be cumulative and the dates on which and the period or periods for which dividends, if declared, will be payable,

•	the redemption rights and prices, if any,

•	the terms and amounts of the sinking fund, if any,

•	the amount payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company,

•	whether the shares of the series will be convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made, and

•	the restrictions on the issuance of shares of the same or any other class or series.

   All series of Preferred Shares would rank, as to dividend and liquidation rights, senior to Common Shares. Holders of Preferred Shares would have no preemptive rights to purchase or subscribe for any additional Preferred Shares or other securities of the Company.

   The holders of Serial Preferred Shares would have no voting rights, except as otherwise provided by law and as specifically provided in the Amended Articles with respect to certain matters affecting the Serial Preferred Shares.

   The holders of Voting Preference Shares would (i) be entitled to one vote per share, (ii) vote as a class with the Common Shares (except as otherwise provided by law or the Amended Articles), (iii) have voting rights with respect to certain matters affecting the Voting Preference Shares substantially similar to those specifically provided to holders of Serial Preferred Shares, and (iv) have special voting rights with respect to certain extraordinary transactions involving the Company. In particular, under the Company’s Amended Articles, the affirmative vote or consent of holders of at least two-thirds of the Voting Preference Shares at the time outstanding would be necessary to carry out a merger or consolidation with the Company, the sale of all or substantially all of the Company’s assets and certain other transactions.

   The ability of the Board of Directors to issue Preferred Shares without the approval of shareholders provides the Company with flexibility in connection with financings, acquisitions and other corporate transactions. Nevertheless, the issuance of Preferred Shares could adversely affect the voting power or other rights of the holders of Common Shares. For example, issuance of Preferred Shares could result in there being a class of shares more senior to Common Shares with respect to dividends and distributions in liquidation. Preferred Shares could also be issued with a right to convert into Common Shares and, upon the exercise of any such conversion right, could result in the dilution of voting power and the net income and book value per share attributable to the previously outstanding Common Shares of the Company.

   In addition, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change in control of the Company. The ability of the Company’s Board of Directors to issue Preferred Shares might discourage an attempt by another person or entity, through the acquisition of a substantial number of Common Shares, to acquire control of the Company with a view to effecting a merger, sale of the Company’s assets or similar transaction, since the issuance of Preferred Shares which are convertible into Common Shares could be used to dilute the share ownership of a person or entity seeking to obtain or maintain control of the Company. Moreover, a private placement or other issuance of Voting Preference Shares to persons supporting current management of the Company could deter an unsolicited tender offer or other attempt by others to acquire control of the Company with a view to effecting a merger or consolidation with the Company, sale of all or a substantial part of the Company’s assets or similar transaction, because the terms of the Voting Preference Shares provide that any such transaction requires the approval by a two-thirds vote of the holders of the Voting Preference Shares. As a result, a vote by the holders of the Voting Preference Shares could block a merger, sale of the Company’s assets or similar transaction which a majority of the holders of Common Shares of the Company believes desirable.

   Holding Company Structure. The Company is set up as a holding company, with most of its operations being conducted and assets held in subsidiary corporations. As a result, a major portion of the Company’s internally generated cash flow is derived from dividends paid to it by its subsidiaries, many of which are insurance companies that are regulated by various state laws. Insurance statutes in many states impose limitations on the ability of regulated insurance companies to pay dividends and transfer assets to their affiliates, including to a parent company. Such statutes may also require that the state’s department of insurance or its equivalent give its approval before an insurance company subsidiary pays dividends to its parent company, and such approval may or may not be granted. Accordingly, the Company’s ability to pay dividends on its outstanding Common and Preferred Shares, and to meet its other obligations, may be adversely affected by such limitations or prior approval requirements.

   In addition, the holding company structure means that a substantial amount of the Company’s assets consists of its equity interest in its subsidiaries. In the context of the liquidation or recapitalization of one of its subsidiaries, the Company’s right as the shareholder to receive the assets of the subsidiary will be subject to the prior claims of the subsidiary’s creditors and, in the case of insurance company subsidiaries, may further be limited or delayed by laws or regulations designed to protect the interests of policyholders or other claimants under insurance policies issued by the subsidiary. In such cases, the Company’s ability to realize the value of its equity interest in the subsidiary, and to use the proceeds thereof to pay dividends on its shares or its other obligations, may be impaired or delayed.

Corporate Governance Provisions that Could Discourage a Change of Control; Ohio Laws regarding Control Share Acquisitions and Merger Moratorium

   Certain other provisions of the Company’s Amended Articles, the Company’s Code of Regulations and Ohio corporation law could also have the effect of delaying, deferring or preventing a merger, tender offer or other change in control of the Company or the replacement of its directors and management, as discussed below.

   Business Combination Approval Requirements. The Company’s Amended Articles contain requirements for approval of certain business combinations involving the Company. These provisions require that any merger and certain other business combination transactions involving the Company and any holder of 20% or more of the Company’s Common Shares (“Related Party”) cannot be completed unless the transaction is approved by the affirmative vote of the holders of 75% of the Common Shares having voting power with respect to any such proposal and by the affirmative vote of the holders of a majority of the Common Shares having voting power with respect to any such proposal excluding the Common Shares owned by the Related Party. The Amended Articles further provide, however, that this shareholder approval requirement will not apply if either (i) the transaction is approved by a majority of the Company’s “Continuing Directors” (as defined in the Amended Articles), or (ii) a “fair price” requirement has been satisfied. Under the “fair price” provision, the cash or other consideration to be paid for each of the Company’s Common Shares acquired in the transaction cannot be less than the highest per share price paid by the Related Party in acquiring any of the

Company’s Common Shares. These provisions may not be amended or repealed except by the vote of holders of 75% of the Common Shares having voting power with respect to any such proposal. As of January 31, 2006, the executive officers and directors of the Company beneficially owned approximately 8.1% of the outstanding Common Shares.

   Structure of Board of Directors. The Company’s Code of Regulations provides that the Board of Directors is to be divided into three classes of directors serving staggered three-year terms. In addition, the Code of Regulations requires the vote of at least 75% of the voting power of the Company to increase or decrease the number of directors, requires advance written notice to the Company of any shareholder nominations for the election of directors, and provides that the affirmative vote of at least 75% of the voting power of the Company is required to amend or repeal the foregoing provisions. These provisions, taken either separately or together, would make it more difficult and time-consuming for an interested party to elect its own nominees to the Company’s Board of Directors.

   Removal of Directors. The Code of Regulations also currently provides that directors may be removed without cause only by the affirmative vote of 75% of the voting power of the Company with respect to the election of directors. This provision would prevent a shareholder possessing a majority, but less than 75%, of the voting power of the Company from unilaterally removing directors and replacing them with its own representatives.

   Ohio Control Share Acquisition Law. Ohio corporation law requires prior shareholder approval of any “control share acquisition” of certain Ohio corporations, including the Company. A “control share acquisition” is defined as the acquisition of one-fifth, one-third or a majority of the voting power of the corporation in the election of directors. Under these provisions, any person who proposes to make a control share acquisition of the Company is required to notify the Company in advance of the proposed transaction and, upon receipt of such notice, the Company must call a special meeting of shareholders to vote on the transaction. A two-fold quorum requirement would have to be met at the meeting: both the holders of a majority of the voting shares, and the holders of a majority of the voting shares after excluding shares held by the acquiring person, certain directors and officers of the Company and certain other holders who have acquired a large block of the Company’s stock after public disclosure of the proposed control share acquisition, would have to be present in person or by proxy at the meeting. The proposed acquisition could proceed only if it is approved by a majority of each quorum. The notice, special meeting and shareholder approval requirements must be met each time a person’s holdings, after giving effect to the proposed share purchase, would exceed any of the one-fifth, one-third or majority voting power thresholds.

   Ohio Merger Moratorium Law. Ohio corporation law includes “merger moratorium” provisions that, in general, prohibit certain Ohio corporations, including the Company (an “issuing public corporation”), from entering into a merger, consolidation or other specified transaction (“regulated transaction”) with any person who, together with related parties, has the right to exercise 10% or more of the voting power of the issuing public corporation in the election of directors (“interested shareholder”), for a period of three years after the date on which such person became an interested shareholder (“share acquisition date”). These provisions do not apply, however, if prior to such share acquisition date, the directors of the issuing public corporation approved either the regulated transaction or the purchase of shares which resulted in such person becoming an interested shareholder. After the three-year period, the issuing public corporation may engage in a regulated transaction with the interested shareholder only if (a) the directors of such corporation had approved the purchase of shares by the interested shareholder prior to such share acquisition date, (b) the transaction is approved by the affirmative vote of the holders of at least two-thirds of the voting power of the issuing public corporation (or such other proportion as the articles may provide) and by at least a majority of the disinterested shares, or (c) certain “fair price” requirements are satisfied with the respect to the consideration payable in the transaction to the holders of disinterested shares.

   The Company and its shareholders are subject to the existing provisions of the Company’s Amended Articles and Code of Regulations, and to the Ohio “control share acquisition” and “merger moratorium” laws, whether or not shareholders approve the proposed amendment to increase the number of authorized Common Shares. The proposed amendment is not part of a comprehensive plan of the Board or management to implement a series of “anti-takeover” measures, and neither the Board nor management presently intends to propose any other or additional amendments to the Company’s Amended Articles or Code of Regulations that may have such an effect.

Vote Required for Approval

   Under Ohio corporation law, the affirmative vote of a majority of the outstanding Common Shares is required for approval of this proposal.

The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 3:	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006

    The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the financial statements of the Company for the year ending December 31, 2006. If the shareholders, by the affirmative vote of a majority of the votes cast on this proposal (including abstentions), provided that the total of votes cast represents a majority of the outstanding Common Shares, do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PricewaterhouseCoopers LLP.

   The Board of Directors recommends that shareholders vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Approval of Audit and Non-Audit Services

   The Audit Committee of the Board of Directors requires that each engagement of the Company’s independent registered public accounting firm to perform any audit or non-audit services, including the fees and principal terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who, prior to February 2006, had authority to approve engagements not to exceed $25,000 in the aggregate between Committee meetings), before the registered independent public accounting firm is engaged by the Company for the particular service. The Committee has not adopted any other policies or procedures that would permit the Company to engage the independent registered public accounting firm for non-audit services without the specific prior approval of the Committee or the Chairman.

Independent Registered Public Accounting Firm Fees

   Following are the aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and 2004, by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP:

Fees	2005	2004

Audit	$1,655,248	$1,366,383
Audit-related	63,075	63,381
Tax	182,384	404,270
All other	0	0

Total	$1,900,707	$1,834,034

   Audit fees. Includes professional services rendered for the audit of the consolidated financial statements of the Company, statutory audits and the audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes”). Prior year audit fees are often billed in the subsequent year.

   Audit-related fee. Includes assistance in the assessment of the impact of Sarbanes on the Company.

   Tax fees. Includes fees for tax planning, consultation and advice.

   All of these fees were pre-approved by the Audit Committee pursuant to the procedures described above.

   At the meeting held on February 20, 2006, the Audit Committee selected PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company and its subsidiaries for 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

    Any shareholder who intends to present a proposal at the 2007 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at the Company’s principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November 6, 2006. For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the proxies designated by the Board may exercise their discretionary voting authority, without any discussion of the proposal in the Company’s proxy materials, with respect to any proposal that is received by the Company after January 22, 2007.

SHAREHOLDER VOTE TABULATION

    Votes will be tabulated by or under the direction of Inspectors of Election, who may be regular employees of the Company. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

   The director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes thus will not affect the results of the election.

   The proposal to amend the Company’s Amended Articles of Incorporation will be adopted if approved by the affirmative vote of a majority of the outstanding Common Shares. Abstentions and broker non-votes will not be counted as affirmative votes and thus will have the same effect as a vote against this proposal.

   The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006 will be adopted if approved by the affirmative vote of the majority of the votes cast on this proposal (including abstentions), provided that the total number of votes cast represents a majority of the outstanding Common Shares. Broker non-votes will not be counted as cast votes.

HOUSEHOLDING

    Securities and Exchange Commission regulations permit a single set of the annual report and proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

   If any beneficial shareholder residing at such an address desires to receive a separate copy of this proxy statement and the attached annual report, a copy can be obtained by calling toll-free 1-800-542-1061, or by writing to The Progressive Corporation, Investor Relations, at 6300 Wilson Mills Road, Box W-33, Mayfield Village, Ohio 44143. In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling toll-free 1-800-542-1061.

OTHER MATTERS

Charitable Contributions

   Within the preceding three years, the Company has not made a contribution to any charitable organization in which any of the Company’s directors serves as an executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from the Company, contributes to qualified tax-exempt organizations that are financially supported by the Company’s employees. Thus, in matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of the Company’s directors may be affiliated as an executive officer, director or trustee.

Proxy Solicitation

   This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners, will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means or in person. The Company has engaged the firm of Morrow & Co., New York, New York, to assist it in the solicitation of proxies at an estimated cost of $10,000. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

   If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specifications, the proxies will be voted:

(1)	TO ELECT the four nominees named under “Item 1: Election of Directors” above;

(2)	FOR the proposal to amend the Company’s Amended Articles of Incorporation to increase the number of authorized Common Shares from 600,000,000 to 900,000,000; and

(3)	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006.

   The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting.

   If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

    The Company’s Code of Business Conduct and Ethics for directors, officers and employees is available at: progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

   The Company will furnish, without charge, to each person to whom a proxy statement is delivered, upon oral or written request, a copy of the Company’s Annual Report on Form 10-K for 2005 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143, by telephone at (440) 395-2258 or e-mail at investor relations@progressive.com.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March      , 2006

EXHIBIT A

    The following is the full text of the first paragraph of the proposed Article FOURTH of the Amended Articles of Incorporation of The Progressive Corporation, reflecting the amendment described in Item 2 above.

   Article FOURTH. The authorized number of shares of the corporation is 925,000,000, consisting of 20,000,000 Serial Preferred Shares, without par value (hereinafter called “Serial Preferred Shares”), 5,000,000 Voting Preference Shares, without par value (hereinafter called “Voting Preference Shares”), and 900,000,000 Common Shares, $1.00 par value (hereinafter called “Common Shares”).

A-1

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THE PROGRESSIVE CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders

   The undersigned hereby appoints W. Thomas Forrester, Charles E. Jarrett and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., Cleveland time, on April 21, 2006, and thereat, and at any adjournment thereof, to vote and act with respect to all Common Shares of the Company which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

1.	☐ WITH or ☐ WITHOUT authority to vote (except as marked to the contrary below) for the election as directors of all four nominees listed below.

Stephen R. Hardis, Philip A. Laskawy, Norman S. Matthews and Bradley T. Sheares, Ph.D.

(INSTRUCTION:	To withhold authority to vote for any individual nominee, print that nominee’s name on the space provided below.)

2.	Proposal to approve an amendment to the Company’s Amended Articles of Incorporation to increase the number of authorized Common Shares from 600,000,000 to 900,000,000.

☐  FOR                        ☐  AGAINST                        ☐  ABSTAIN

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006.

☐  FOR                        ☐  AGAINST                        ☐  ABSTAIN

(Continued and to be dated and signed on reverse side)

DETACH CARD
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(Continued from the other side)

4.	In their discretion, to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, this proxy will be voted to elect the nominees identified in Item 1 above and to approve the Proposals described in Items 2 and 3 above.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March     , 2006, is hereby acknowledged.

Date:	, 2006

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.